     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2000
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SYMYX TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                     8731                                    77-0397908
(STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            SYMYX TECHNOLOGIES, INC.
                            3100 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 764-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                STEVEN D. GOLDBY
                            CHIEF EXECUTIVE OFFICER
                            SYMYX TECHNOLOGIES, INC.
                            3100 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 764-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              MARIO M. ROSATI, ESQ.                               STANTON D. WONG, ESQ.
          CHRISTOPHER D. MITCHELL, ESQ.                           JOHN L. DONAHUE, ESQ.
           ALEXANDER D. PHILLIPS, ESQ.                            WILLIAM A. HINES, ESQ.
               PAUL G. CASTOR, ESQ.                                DAWN C. STEELE, ESQ.
             RICHARD D. EDWARDS, ESQ.                             BLAIR M. WALTERS, ESQ.
         WILSON SONSINI GOODRICH & ROSATI                     PILLSBURY MADISON & SUTRO LLP
             PROFESSIONAL CORPORATION                              2550 HANOVER STREET
                650 PAGE MILL ROAD                             PALO ALTO, CALIFORNIA 94304
               PALO ALTO, CA 94304                                    (650) 233-4500
                  (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE      AGGREGATE OFFERING   AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED(1)     PRICE PER SHARE(2)        PRICE(2)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value........       3,162,500             $56.88            $179,883,000            $47,490
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Includes 412,500 shares which the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the common stock on the Nasdaq National Market on March 14, 2000, as reported in The Wall Street Journal.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 15, 2000

                                2,750,000 Shares

                                  [SYMYX LOGO]

                                  Common Stock
                               ------------------

     We are selling 1,250,000 shares of common stock and the selling stockholders are selling 1,500,000 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

     Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "SMMX." The last reported sale price of the common stock on March 14, 2000 was $58.00.

     The underwriters have an option to purchase a maximum of 412,500 additional shares to cover over-allotments of shares.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                                  UNDERWRITING                  PROCEEDS TO
                                                       PRICE TO   DISCOUNTS AND   PROCEEDS TO     SELLING
                                                        PUBLIC     COMMISSIONS       SYMYX      STOCKHOLDERS
                                                       --------   -------------   -----------   ------------
Per Share............................................  $            $              $              $
Total................................................  $            $              $              $

     Delivery of the shares of common stock will be made on or about
               , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                   CHASE H & Q
                                    ING BARINGS
                                                 INVEMED ASSOCIATES
            The date of this prospectus is                  , 2000.

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Prospectus Summary..............    3
Risk Factors....................    6
Forward-Looking Statements......   15
Use of Proceeds.................   15
Price Range of Common Stock.....   16
Dividend Policy.................   16
Trademarks......................   16
Capitalization..................   17
Dilution........................   18
Selected Financial Data.........   19
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   20

                                  PAGE
                                  ----
Business........................   27
Management......................   39
Related Party Transactions......   48
Principal and Selling
  Stockholders..................   50
Description of Capital Stock....   53
Shares Eligible for Future
  Sale..........................   56
Underwriting....................   58
Notice to Canadian Residents....   61
Legal Matters...................   62
Experts.........................   62
Additional Information..........   62
Index to Financial Statements...  F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                            SYMYX TECHNOLOGIES, INC.

     We are a pioneer of high-speed technologies for the discovery of new materials. Materials and their diverse properties contribute in a vital way to many of the products we use everyday. Examples include catalysts used in the manufacture of major chemicals, pharmaceuticals, plastics and rubbers, the plastics in many of our household goods, phosphorescent materials in x-rays and computer screens, and polymers on the bottom of sneakers.

     The life science, chemical and electronics companies that produce these materials often face heightened pressure to achieve growth targets and increase profitability. As a result, these companies need to reduce costs, increase innovation, and create new businesses based on proprietary materials. We believe that we can assist life science, chemical and electronics companies by discovering new materials faster and in a more productive and cost-effective manner than by using traditional methods.

     Our proprietary technologies, including instruments, software and methods, represent complete processes designed to cost-effectively accelerate and fundamentally change materials discovery. We create hundreds to thousands of unique materials at one time and screen those materials rapidly and automatically for desired properties. Our process of simultaneously making and then screening large numbers of different materials is called the "combinatorial" approach. We believe our combinatorial approach is up to 100 times faster than traditional research methods and reduces the cost per experiment to as low as 1% of traditional research methods.

     We apply our proprietary combinatorial technologies to discover materials both for ourselves in our Symyx Proprietary Materials business and in collaboration with major companies under our Industry Collaborations programs. Most of these companies are in the life science, chemical and electronics industries. Our current partners include Agfa, BASF, Bayer, Celanese, Ciba Specialty Chemicals, Dow Chemical, Osram OS (an affiliate of Siemens), PE Biosystems and Unilever. These partners, government agencies and other collaborators have committed a total of over $90 million in near-term research funding, of which we have recognized revenue of $49 million through December 31, 1999. If we discover a new material and our partner commercializes the material, we generally will receive either royalties or milestone payments.

     We are applying our technology to discover a wide range of materials, including catalysts to manufacture a broad array of chemicals and pharmaceuticals, polymers for DNA separation and genomics testing, and materials for electronic applications. These areas all represent substantial worldwide markets. In addition to our alliances, we are seeking to meet the growing demand for combinatorial technologies by offering selective access to some of our equipment and technologies, through our Discovery Tools(TM) Technology Access program.

     Dr. Alejandro Zaffaroni and Dr. Peter Schultz founded Symyx in 1994. Dr. Zaffaroni is also a founder of ALZA, Affymax, Affymetrix, Maxygen and DNAX Research Institute. The conceptual basis for Symyx draws from Affymax and Affymetrix, which commercialized the use of high-speed combinatorial methods for pharmaceutical and genetic research, respectively.

     As a pioneer of high-speed materials discovery, we have focused on building a strong competitive position through both our people and our intellectual property. We have assembled a diverse technical and scientific team to enable us to create, validate and apply high-speed discovery technologies. Our team includes chemists, physicists, engineers and programmers. We have eight issued United States patents and an additional two patent applications allowed in the United States. In addition, we have over 90 patent applications pending in the United States and over 50 foreign patent applications pending, covering combinatorial methodologies, instruments and software and novel materials.

     Our main facility is located at 3100 Central Expressway, Santa Clara, CA 95051 and our telephone number is (408) 764-2000. We were incorporated in California in September 1994 and reincorporated in Delaware in February 1999.

                 ACHIEVEMENTS SINCE OUR INITIAL PUBLIC OFFERING

     Since completing our initial public offering in November 1999, we have made progress in advancing both our technology and each of our business areas. Our key accomplishments include:

     - execution of our first Proprietary Materials license and development agreement;

     - completion of the sale and first shipment of a Discovery Tools system;

     - transfer of a lead compound to a partner in our Industry Collaborations business;

     - expansion of our validated technology platforms from 17 to 20;

     - identification of three additional development candidates, two in life science and one in chemicals; and

     - issuance of three U.S. patents covering our high speed discovery methodologies.

                                  THE OFFERING

Common stock offered by Symyx.............  1,250,000 shares
Common stock offered by the selling
  stockholders............................  1,500,000 shares
Common stock to be outstanding after this
  offering................................  30,951,014 shares
Use of proceeds...........................  General corporate purposes, including working capital.
Nasdaq National Market symbol.............  SMMX

     Common stock to be outstanding after this offering is based on 29,701,014 shares of common stock outstanding as of March 3, 2000. It does not include:

     - 4,025,772 shares subject to stock options outstanding as of March 3, 2000;

     - 834,819 shares available for future grant or issuance under our stock plan as of March 3, 2000; and

     - 596,386 shares available for issuance under our employee stock purchase plan as of March 3, 2000.

     Except as otherwise indicated, all of the information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing per share data below.

                                                  YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------
                                       1995     1996      1997      1998      1999
                                       -----   -------   -------   -------   -------
STATEMENTS OF OPERATIONS DATA:
Revenue..............................  $  --   $    --   $ 4,806   $13,787   $30,497
Operating expenses...................    508     3,050    10,893    22,328    34,252
Loss from operations.................   (508)   (3,050)   (6,087)   (8,541)   (3,755)
Net loss.............................   (508)   (2,681)   (5,596)   (8,155)   (2,147)
Pro forma basic and diluted net loss
  per share..........................                                (0.46)    (0.10)
                                                                   =======   =======
Shares used in computing pro forma
  basic and diluted net loss per
  share..............................                               17,737    22,167
                                                                   =======   =======

     In the "as adjusted" column below, we have adjusted the actual balance sheet data to give effect to receipt of the net proceeds from the sale in this offering of the 1,250,000 shares of common stock being offered by us at an
assumed public offering price of $     per share, after deducting the estimated
underwriting discounts and commissions and estimated offering expenses.

                                                             DECEMBER 31, 1999
                                                          -----------------------
                                                           ACTUAL     AS ADJUSTED
                                                          --------    -----------
BALANCE SHEET DATA:
Cash, cash equivalents and investments..................  $119,270     $
Working capital.........................................    33,299
Total assets............................................   148,305
Long-term obligations, net of current portion...........     6,729        6,729
Total stockholders' equity..............................   119,943

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we believe are immaterial may also impair our business operations. These risks could, if they occur, harm our business and our operating results. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

WE ARE DEPLOYING NEW TECHNOLOGY IN A NEW BUSINESS AND, AS A RESULT, WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY

     Our combinatorial materials discovery technologies and processes are new. To date, our partners have not successfully commercialized as products any materials that we have discovered using these technologies and processes. Discovery and development of new materials is a highly uncertain process. Accordingly, because of these uncertainties, our discovery process may not result in the identification of development candidates we or our partners will commercialize. If we are not able to use our technologies to discover new materials with significant commercial potential, we will be unable to achieve our objectives or build a sustainable or profitable business.

WE ARE DEPENDENT UPON ACCEPTANCE OF OUR TECHNOLOGY AND APPROACH BY CUSTOMERS, AND IF WE CANNOT ACHIEVE MARKET ACCEPTANCE FROM POTENTIAL CUSTOMERS, WE WILL BE UNABLE TO BUILD A SUSTAINABLE OR PROFITABLE BUSINESS

     Our ability to succeed is also dependent upon the acceptance by potential customers of our high throughput screening technology as an effective tool in the discovery of new materials. Historically, life science and chemical companies have conducted materials research and discovery activities internally using traditional manual discovery methods. In order for us to achieve our business objectives, we must convince these companies that our technology and capabilities justify outsourcing part of their basic research and discovery programs. If we cannot convince companies in the chemical industry of the effectiveness of our automated discovery methods, we may be unable to keep our existing customers or attract additional customers on acceptable terms or develop a sustainable, profitable business.

WE ARE DEPENDENT ON THE RESEARCH AND DEVELOPMENT ACTIVITIES OF COMPANIES IN THE LIFE SCIENCE AND CHEMICAL INDUSTRIES, AND DECLINES OR REDUCTIONS IN RESEARCH AND DEVELOPMENT ACTIVITIES IN THESE INDUSTRIES COULD HARM OUR BUSINESS

     The market for our discovery services and instrumentation within the life science and chemical industries depends on our customers' ability and willingness to invest in research and development. Substantially all of our revenues are attributable to our research collaborations. Our future revenues will also be dependent on sales of Discovery Tools and other instrumentation primarily to chemical companies.

     In particular, many companies in the chemical industry have, in the past several years, experienced declining profitability. In addition, many chemical products have become commodity products which compete primarily on the basis of price. As a result, some chemical companies have reduced their research and development activities. If commoditization of chemical products and other pressures affecting the industry continue in the future, more companies could adopt strategies that involve significant reductions in their research and development programs. Although we believe that our approach can help life science and chemical companies increase the efficiency of their research and development activities, our efforts to convince them of this value may be unsuccessful. To the extent that life science and chemical companies reduce their research and development activities, they would be less likely to do business with us. Decisions by these companies to reduce their research and development activities could therefore reduce our revenues and harm our business and operating results.

WE CANNOT PREDICT THE PACE, QUALITY OR NUMBER OF DISCOVERIES WE MAY GENERATE, AND ANY INABILITY OF OURS TO GENERATE A SIGNIFICANT NUMBER OF DISCOVERIES WOULD REDUCE OUR REVENUES AND HARM OUR BUSINESS

     Our future revenues and profitability are dependent upon our ability to achieve discoveries. Because of the inherently uncertain nature of research activities, we cannot predict with a high level of precision the pace with which we may generate discoveries or the quality of any discoveries that we may generate. Due to the uncertain nature of materials discovery, in which several hundred thousand compounds must often be screened to identify a single development candidate, we may not generate the number of discoveries that we would expect to generate from a given number of experiments. In addition, our development candidates may not result in products having the commercial potential we or our collaborators anticipate. In either case, our future revenues from our research collaborations and from commercialization of products would likely decline. In addition, our existing and potential new customers may become reluctant to renew or enter into new agreements with us. As a result, our failure to generate discoveries and development candidates would reduce our revenues and harm our business and operating results.

WE ARE DEPENDENT ON OUR COLLABORATIONS WITH MAJOR COMPANIES, AND THE FAILURE OF OUR COLLABORATIVE PARTNERS TO SUCCESSFULLY COMMERCIALIZE PRODUCTS WOULD REDUCE OUR REVENUES AND HARM OUR BUSINESS

     To date, substantially all of our revenues have come from collaborative arrangements with chemical, electronics and life science companies. These contracts generally expire after a fixed period of time. If they are not renewed or if we do not enter into new collaborative arrangements, our business and operating results may be harmed. For example, our contracts with the B.F. Goodrich Company and Hoechst AG were terminated by mutual agreement as these companies shifted their business away from chemicals.

     For us to achieve and sustain a significant level of profitability, we must achieve discoveries with significant commercial potential, and our collaborators must successfully commercialize products based on our discoveries. We will not receive royalties on sales of products by our collaborators until the collaborator has commenced commercial sales of a product resulting from the collaboration. We are dependent upon our collaborative partners to successfully commercialize products resulting from our collaborations. The failure of our partners to commercialize development candidates resulting from our research efforts would reduce our revenues and would harm our business and operating results.

WE INTEND TO CONDUCT PROPRIETARY RESEARCH PROGRAMS, AND ANY CONFLICTS WITH OUR COLLABORATORS OR ANY INABILITY TO COMMERCIALIZE DEVELOPMENT CANDIDATES RESULTING FROM THIS RESEARCH WOULD HARM OUR BUSINESS

     Our strategy involves conducting proprietary research programs. These programs are focused on discovery of products for specialty markets that have fewer barriers to entry for an emerging company. In general, our collaborative research programs are focused on commodity chemical markets, which are larger than fine chemical and specialty chemical markets that are the focus of our proprietary programs. We believe that this differentiation of focus will enable us to minimize conflicts with our collaborators relating to rights to potentially overlapping leads developed through our proprietary programs and through programs funded by a collaborator. However, conflicts between us and a collaborator could potentially arise, particularly if we were to discover a material in one of our proprietary programs that was a potential target of one of our collaborative programs. In this event, we may become involved in a dispute with our collaborator regarding the material. Disputes of this nature could harm the relationship between us and our collaborator, and concerns regarding our proprietary research programs could also affect our ability to enter into new collaborative relationships. If circumstances surrounding our proprietary research programs were to affect our existing collaborative relationships or our ability to enter into new relationships, our revenues and operating results would decline.

     In addition, we will either commercialize development candidates resulting from our proprietary programs directly or through licensing to other companies. In order for us to commercialize these development candidates directly, we would need to develop, or obtain through outsourcing arrangements, the capability to manufacture, market and sell chemical products. We do not have this capability, and we may not be able to develop or otherwise obtain the requisite manufacturing, marketing and sales capabilities. If we are unable to successfully commercialize products resulting from our proprietary research efforts, our revenues and operating results would decline.

WE HAVE CONTRACTS FOR ONLY TWO DISCOVERY TOOLS SYSTEMS, AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO BUILD A SUSTAINABLE BUSINESS RELATED TO THE SALE OF ADDITIONAL SYSTEMS

     We have contracts for only two of our Discovery Tools systems. Because of the high cost and complexity of these systems, the sales cycle for them is likely to be long. Sales of these systems will require us to educate our potential customers about the full benefits of these systems, which may require significant time. Due to these factors, sales of Discovery Tools systems will be subject to a number of significant risks over which we have little or no control, including:

     - customers' budgetary constraints and internal acceptance review procedures; and

     - potential downturns in general or in industry specific economic conditions.

     If the cycle for Discovery Tools systems lengthens unexpectedly, it could adversely affect the timing of our revenues.

WE WILL NEED TO DEVELOP MANUFACTURING, SALES AND MARKETING CAPABILITIES FOR DISCOVERY TOOLS, AND IF WE ARE UNABLE TO DO SO, WE WILL BE UNABLE TO BUILD OUR DISCOVERY TOOLS BUSINESS

     In order to successfully market and sell these systems, we will need to develop the capability to manufacture, market and sell large capital equipment items. Although we have several business development professionals with experience in this area, we may need to hire additional personnel. We may not be able to develop the necessary manufacturing capability or to sell additional systems and we may not be able to build a sustainable business related to the sale of these systems. Factors that could impact our ability to manufacture and commercialize our Discovery Tools include:

     - manufacturing difficulties involving quality control, quality assurance and shortage of qualified personnel;

     - complexity of our systems and difficulties we may encounter in meeting individual customer specifications and commitments on a timely basis;

     - the fact that there may be only a limited number of customers that are willing to pay several million dollars for our systems; and

     - a long sales cycle that involves substantial human and capital resources.

     If we are not able to build the business infrastructure to support our Discovery Tools business, we will be unable to expand this business. Because we expect future revenue growth from the sale of Discovery Tools, our revenues may decline or not grow as anticipated if we are unable build the infrastructure to support this business.

WE INTEND TO COMMERCIALIZE OUR MANUAL LABORATORY INSTRUMENTS THROUGH A THIRD PARTY ARRANGEMENT, AND IF THIS THIRD PARTY DOES NOT PERFORM EFFECTIVELY, OUR ABILITY TO GENERATE REVENUE FROM THE SALE OF THESE PRODUCTS WILL BE HARMED

     We intend to commercialize our manual laboratory instruments through our relationship with Argonaut Technologies. The commercial success of these instruments will depend in large part on their features and price as compared to competing products and on their ability to achieve market acceptance. In addition, our ability to realize significant commercial sales of these instruments will also depend on the efforts of Argonaut in promoting, marketing and selling these instruments. Argonaut's efforts in this regard will be outside of our control. Accordingly, to the extent that Argonaut fails to effectively promote, market and sell our manual instruments, our revenues from the sales of these instruments, and therefore our operating results, would be harmed.

WE EXPECT THAT OUR QUARTERLY RESULTS OF OPERATIONS WILL FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE, CAUSING INVESTOR LOSSES

     Our quarterly operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. Revenues in future fiscal periods may be greater or less than revenues in the immediately preceding period or in the comparable period of the prior year. Some of the factors which could cause our operating results to fluctuate include:

     - expiration of research contracts with major chemical companies, which may not be renewed or replaced with contracts with other companies;

     - the success rate of our discovery efforts associated with milestones and royalties;

     - the timing and willingness of partners to commercialize our discoveries which would result in royalties;

     - the size and timing of customer orders for, and shipments of, Discovery Tools instrumentation; and

     - general and industry specific economic conditions, which may affect our customers' capital investment levels.

     A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed in nature. Accordingly, in the event revenues decline or do not grow as anticipated due to expiration of research contracts, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. In addition, we plan to significantly increase operating expenses in 2000. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

     Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline, and investors would experience a decline in the value of their investment.

THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS

     We believe our future success will depend upon our ability to attract and retain highly skilled personnel, including W. Henry Weinberg, our Senior Vice President and Chief Technical Officer, and other key scientific and managerial personnel. We do not have any key-person life insurance relating to our key personnel. These employees are at-will and not subject to employment contracts. We may not be successful in attracting and retaining key personnel in the future.

     As we seek to expand our operations, the hiring of qualified scientific and technical personnel will be difficult due to the limited availability of qualified professionals. The number of people with experience in the fields of combinatorial materials science and combinatorial chemistry is limited, and we face intense competition for these types of employees. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract and retain personnel, particularly scientific and technical personnel, would impair our ability to grow our business and pursue new discovery initiatives and collaborative arrangements.

COMPETITION COULD INCREASE, AND COMPETITIVE DEVELOPMENTS COULD RENDER OUR TECHNOLOGIES OBSOLETE OR NONCOMPETITIVE, WHICH WOULD REDUCE OUR REVENUES AND HARM OUR BUSINESS

     The field of combinatorial materials science is increasingly competitive. We are aware of several companies that are applying their expertise in combinatorial chemistry to materials research and development. We are also aware of some chemical companies that have internal combinatorial programs. For example, Shell Chemicals is participating in a consortium in The Netherlands and BASF is funding a new start-up company in Heidelberg, Germany named HTE. BASF is also one of our collaborative partners. In addition, academic and research institutions may seek to develop technologies that would be competitive with our systems for materials discovery. Because combinatorial materials science is an emerging field, competition from additional entrants may increase.

     Many of our current and potential competitors have greater financial, manufacturing, marketing and sales resources than we do. In addition, some of our existing competitors may, individually or together with companies affiliated with them, have greater human and scientific resources than we do. Our competitors could develop technologies and methods for materials research and discovery that render our technologies and systems obsolete or less competitive. Any competitive developments of this nature would make our technologies and methodologies less competitive. Accordingly, if competitors introduce new materials discovery technologies that are faster or more cost-effective than our technologies, customers may switch to these new technologies. We would then experience a decline in our revenues and operating results.

ANY INABILITY OF OURS TO KEEP PACE WITH TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS WOULD HARM OUR BUSINESS

     The market for our products is characterized by continuing technological development, evolving industry standards and changing customer requirements. Due to increasing competition in our field, it is likely that the pace of innovation and technological change will increase. The introduction of products by our direct competitors or others embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete, unmarketable or less competitive. Our success depends upon our ability to enhance existing products and services and to respond to changing customer requirements. Failure to develop and introduce new products and services, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements will harm our future revenues and our business and operating results.

OUR INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     The success of our business depends on our ability to protect our intellectual property portfolio and obtain patents without infringing the proprietary rights of others. If we do not effectively protect our intellectual property, our business and operating results could be harmed.

     Patents may not issue from our applications. Even if we are able to obtain patents covering our technology, the patents may be challenged, circumvented, invalidated or unenforceable. Competitors may develop similar technology or design around any patents issued to us or our other intellectual property rights. Our competitors would then be able to offer research services and develop, manufacture and sell products which compete directly with our research services and products. In that case, our revenues and operating results would decline.

     We also seek to protect our technology and processes in part by confidentiality agreements with our collaborators, employees and consultants. We also do not provide broad access to our proprietary technologies and processes to collaborators. However, confidentiality agreements might be breached by collaborators, former employees or others, and in that event, we might not have adequate remedies for the breach. Further, our trade secrets might otherwise become known or be independently discovered by competitors. Unauthorized disclosure of our trade secrets could enable competitors to use some of our proprietary technologies. This would harm our competitive position and could cause our revenues and operating results to decline.

LITIGATION OR OTHER PROCEEDINGS OR THIRD PARTY CLAIMS OF INFRINGEMENT COULD REQUIRE US TO SPEND TIME AND MONEY AND COULD SHUT DOWN SOME OF OUR OPERATIONS

     We may receive communications from others in the future asserting that our business or technologies infringe their intellectual property rights. If we became involved in litigation or interference proceedings declared by the United States Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States, to defend our intellectual property rights or as the result of alleged infringement of the rights of others, we might have to spend significant amounts of money. The litigation or proceedings could divert our management's time and efforts. An adverse ruling, including an adverse decision as to the priority of our inventions, would undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages or prevent us from using or marketing systems, processes or products. Any of these events would have a negative impact on our business and operating results. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management's time and disruptions in our business. Uncertainties resulting from the initiation and continuation of any patent or related litigation could harm our ability to compete, pending resolution of the disputed matter.

     We believe we have taken adequate measures to assess the validity of our intellectual property rights. We are not currently involved in any disputes with third parties regarding intellectual property rights. However, we may become involved in intellectual property disputes or receive communications from others in the future asserting that our business or technologies infringe their intellectual property rights. To settle these disputes, we may need to obtain licenses to patents or other proprietary rights held by others. However, these licenses might not be available on acceptable terms, or at all. In that event, we could encounter delays in system, process or product introductions while we attempt to design around the patents. Our redesigned systems, processes or products may be inferior to our original designs or we may be unable to continue system, process or product development in the particular field. In either case, our competitive position, business, revenues and operating results would likely suffer.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD SUBJECT US TO SIGNIFICANT LIABILITIES

     Our business involves the use of a broad range of hazardous chemicals and materials. Environmental laws impose stringent civil and criminal penalties for improper handling, disposal and storage of these materials. In addition, in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials, we could be subject to civil damages due to personal injury or property damage caused by the release or exposure. A failure to comply with environmental laws could result in fines and the revocation of environmental permits, which could prevent us from conducting our business. Accordingly, any violation of environmental laws or failure to properly handle, store or dispose of hazardous materials could result in restrictions on our ability to operate our business and could require us to incur potentially significant costs for personal injuries, property damage and environmental cleanup and remediation.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH, AND WE MUST IMPROVE OUR OPERATIONAL, FINANCIAL AND MANAGEMENT CONTROLS AND SYSTEMS TO KEEP PACE WITH OUR GROWTH

     We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our human and capital resources. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be materially adversely affected. We increased the number of our employees from 28 at December 31, 1996 to 170 at December 31, 1999. Our revenues increased from $4.8 million in 1997 to $13.8 million in 1998 and $30.5 million in 1999. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. Due to the pace of our growth, we may be unable to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL STOCKHOLDERS

     After this offering, our officers, directors and principal stockholders
(greater than 5% stockholders) will together control approximately      % of our
outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Symyx and might affect the market price of our common stock, even when such a change may be in the best interests of all stockholders.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

     The market price of our common stock since our initial public offering has increased dramatically and has been highly volatile. Volatility in the market price for our common stock will be affected by a number of factors, including the following:

     - the announcement of new products or services by us or our competitors;

     - quarterly variations in our or our competitors' results of operations;

     - failure to achieve operating results projected by securities analysts;

     - changes in earnings estimates or recommendations by securities analysts;

     - developments in our industry; and

     - general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

     These factors and fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

OUR FACILITIES ARE LOCATED NEAR KNOWN EARTHQUAKE FAULT ZONES, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER CATASTROPHIC DISASTER COULD CAUSE DAMAGE TO OUR FACILITIES AND EQUIPMENT AND HARM OUR BUSINESS

     Our facilities are located in the Silicon Valley near known earthquake fault zones and are vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facilities would be seriously, or potentially completely, impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from a disaster. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions. Accordingly, an earthquake or other disaster could harm our business and operating results.

POTENTIAL SALES OF SHARES ELIGIBLE FOR FUTURE SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE

     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. The shares sold in this offering will be freely tradable immediately upon completion of this offering. In addition, on May 17, 2000,
approximately                million shares of our common stock held by existing
stockholders will become freely tradable, subject in some instances to the volume and other limitations of Rule 144, and 91 days following the date of this
prospectus, an additional approximately           million shares of our common
stock held by existing stockholders will also be freely tradable, subject in some instances to the volume and other limitations of Rule 144. Sales of these shares and other shares of common stock held by existing stockholders could cause the market price of our common stock to decline.

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL, EVEN IF THIS WOULD BE BENEFICIAL TO STOCKHOLDERS

     Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - a classified board of directors, in which our board is divided into three classes with three year terms with only one class elected at each annual meeting of stockholders, which means that a holder of a majority of our common stock will need two annual meetings of stockholders to gain control of the board;

     - a provision which prohibits our stockholders from acting by written consent without a meeting;

     - a provision which permits only the board of directors, the president or the chairman to call special meetings of stockholders; and

     - a provision which requires advance notice of items of business to be brought before stockholders meetings.

     These provisions can be amended only with the vote of the holders of 66 2/3% of our outstanding capital stock.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     If you purchase shares of our common stock in this offering, you will incur
immediate dilution of $     per share in pro forma net tangible book value. If
the holders of outstanding options exercise those options, you will incur further dilution. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential" or "continue."

     In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

     - our combinatorial materials discovery technologies and processes;

     - our ability to realize commercially valuable discoveries in our collaborations with life science, chemical and electronics companies and in our proprietary programs;

     - our plans to develop our Discovery Tools and instrumentation businesses;

     - our intellectual property portfolio; and

     - our business strategies and plans.

     These statements are only predictions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $     million from the
sale of the 1,250,000 shares of common stock, we are offering, at an assumed
public offering price of $     per share, after deducting the estimated
underwriting discounts and commissions and estimated offering expenses. We will not receive any of the proceeds from the sale of shares by the selling stockholders. If the underwriters' over-allotment option is exercised in full,
our estimated net proceeds will be $     million.

     We are conducting this offering primarily to increase our equity capital, to create a larger public float for our common stock and to allow for the orderly liquidation of the investments made by some of our stockholders. We expect to use the net proceeds of the offering for research and development, capital expenditures, working capital and other general corporate purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, competition, and sales and marketing activities. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

     A portion of the net proceeds may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of these businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations regarding any such transaction.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol of SMMX. The following table sets forth, for the period indicated, the low and high sale prices per share for our common stock as reported by the Nasdaq National Market.

                                                  HIGH     LOW
                                                 ------   ------
Fourth Quarter 1999 (from November 18, 1999)...  $35.81   $18.00
First Quarter 2000 (through March 14, 2000)....  $80.00   $29.25

     On March 14, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $58.00 per share. As of March 3, 2000, we had outstanding 29,701,014 shares of common stock held by approximately 510 holders of record.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, to support the development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                   TRADEMARKS

     Symyx(R) is our registered trademark, and Symyx Technologies(TM), Discovery Tools(TM), Library Studio(TM), PPR(TM), Endeavor(TM) and the Symyx logo are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis; and

     - on an as adjusted basis to reflect the sale of 1,250,000 shares of common stock being offered by us at an assumed public offering price of
       $          per share and the application of the net proceeds, after
       deducting estimated underwriting discounts and commissions and estimated offering expenses.

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes thereto included elsewhere in this prospectus.

                                                             DECEMBER 31, 1999
                                                           ----------------------
                                                                           AS
                                                            ACTUAL      ADJUSTED
                                                           ---------    ---------
                                                           (IN THOUSANDS, EXCEPT
                                                            SHARE AND PER SHARE
                                                                   DATA)
Long-term obligations....................................  $  6,729     $  6,729
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares
  authorized, issuable in series; no shares issued and
  outstanding
Common stock, $0.001 par value, 100,000,000 shares                            31
  authorized, 29,638,562 shares issued and outstanding
  (30,888,562 shares outstanding as adjusted)............        30
Additional paid-in capital...............................   142,048
Stockholder notes receivable.............................      (731)        (731)
Deferred stock compensation..............................    (2,128)      (2,128)
Unrealized gain (loss) on investments....................      (189)        (189)
Accumulated deficit......................................   (19,087)     (19,087)
                                                           --------     --------
          Total stockholders' equity.....................   119,943
                                                           --------     --------
          Total capitalization...........................  $126,672     $
                                                           ========     ========

     This table excludes the following shares:

     - 2,838,498 shares subject to stock options outstanding as of December 31, 1999;

     - 872,855 shares reserved for issuance under our stock option plan as of December 31, 1999;

     - 300,000 shares available for issuance under our employee stock purchase plan as of December 31, 1999;

     - 1,185,542 shares added to those reserved for issuance under our stock option plan on January 1, 2000; and

     - 296,386 shares added to those available for issuance under our employee stock purchase plan on January 1, 2000.

     For additional information regarding these shares, see Note 4 of Notes to Financial Statements.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

     The net tangible book value of Symyx at December 31, 1999, was $119.9 million, or $4.05 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock. After giving effect to the sale of the 1,250,000 shares of common stock being offered by us at an assumed public
offering price of $     per share, and after deducting estimated underwriting
discounts and commissions and estimated offering expenses, our adjusted net
tangible book value at December 31, 1999, would be $  million or $    per share.
This represents an immediate increase in the net tangible book value of $    per
share to existing stockholders and an immediate dilution of $    per share to
new investors, or approximately   % of the offering price of $     per share.
The following table illustrates this per share dilution:

Assumed public offering price per share.....................           $
     Net tangible book value per share at December 31,        $4.05
      1999..................................................
     Increase per share attributable to this offering.......
                                                              -----
Net tangible book value per share after this offering.......
                                                                       -----
Dilution per share to new investors.........................           $
                                                                       =====

     The above table assumes that no options were exercised after December 31, 1999. As of December 31, 1999, we had outstanding options to purchase a total of 2,838,498 shares at a weighted average exercise price of $5.80. We also had 872,855 shares reserved for future issuance under our stock option plans and 300,000 shares reserved for issuance under our employee stock purchase plan. To the extent outstanding options are exercised, there would be additional dilution to investors in this offering.

                            SELECTED FINANCIAL DATA

     The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors and are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results. See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net loss per share.

                                                  YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------
                                        1995     1996      1997      1998      1999
                                       ------   -------   -------   -------   -------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue from collaborations..........  $   --   $    --   $ 4,806   $13,787   $30,497
Operating expenses:
  Research and development...........      27     2,483     8,764    17,640    23,964
  General and administrative.........     481       567     2,129     4,500     6,494
  Amortization of deferred
     compensation....................      --        --        --       188     3,794
                                       ------   -------   -------   -------   -------
     Total operating expenses........     508     3,050    10,893    22,328    34,252
                                       ------   -------   -------   -------   -------
Loss from operations.................    (508)   (3,050)   (6,087)   (8,541)   (3,755)
Interest income......................      --       375       843     1,117     2,542
Interest and other expense...........      --        (6)     (352)     (731)     (934)
                                       ------   -------   -------   -------   -------
Net loss.............................  $ (508)  $(2,681)  $(5,596)  $(8,155)  $(2,147)
                                       ======   =======   =======   =======   =======
Basic and diluted net loss per
  share..............................  $(0.40)  $ (1.24)  $ (1.97)  $ (2.13)  $ (0.27)
                                       ======   =======   =======   =======   =======
Shares used in computing basic and
  diluted net loss per share.........   1,269     2,168     2,845     3,829     8,087
                                       ======   =======   =======   =======   =======
Pro forma basic and diluted net loss
  per share..........................                               $ (0.46)  $ (0.10)
                                                                    =======   =======
Shares used in computing pro forma
  basic and diluted net loss per
  share..............................                                17,737    22,167
                                                                    =======   =======

                                                       DECEMBER 31,
                                       ---------------------------------------------
                                       1995     1996     1997      1998       1999
                                       -----   ------   -------   -------   --------
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  investments........................  $  15   $9,349   $20,614   $35,121   $119,270
Working capital (deficit)............   (510)   8,789     9,860    15,701     33,299
Total assets.........................     19   10,674    34,861    52,903    148,305
Long-term obligations, net of current
  portion............................     --       --     4,455     7,591      6,729
Total stockholders' equity...........   (506)  10,283    25,030    36,166    119,943

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions are included to identify forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Symyx was founded in September 1994 and began significant operations in April 1996. To date, our revenues and cash flow have come from research collaborations with large chemical and electronics companies and government grants. Our current corporate collaborators are Agfa-Gevaert N.V., BASF AG, Bayer AG, Celanese Ltd., Ciba Specialty Chemicals, Inc., The Dow Chemical Company, Osram Opto Semiconductors GmbH & Co. OHG, PE Corporation, Inc. through its PE Biosystems Group and Unilever UK Central Resources Ltd. These agreements are generally for a two to three year guaranteed term. Four of our research contracts commenced in 1999, representing approximately half of our committed revenue. We expect that our revenues and cash flows for 2000 and 2001 will be comprised in large part of payments to be made under these agreements. Four of our research contracts may end by their terms in 2000.

     We have invested heavily in establishing the technology, instrumentation and informatics necessary to pursue high throughput discovery for proprietary materials. These materials include:

     - catalysts to manufacture commodity chemicals and polyolefins;

     - catalysts and polymers for life science applications; and

     - new electronic materials.

     These investments contributed to revenue increases from $4.8 million in 1997 to $13.8 million in 1998 to $30.5 million in 1999. Operating expenses increased from $10.9 million in 1997 to $22.3 million in 1998 to $34.3 million in 1999. Our total headcount increased from 76 employees at the end of 1997 to 108 employees at the end of 1998 and to 170 employees at the end of 1999.

     We expect to continue to make significant investments in research and development, including the development of new instruments and software, to enhance our technologies. In addition, an important part of our strategy is to expand our operations and employee base, and to build our resources for research and development, business development and marketing.

     We have incurred significant losses since our inception. As of December 31, 1999, our accumulated deficit was approximately $19.0 million. We expect to incur additional operating losses over at least the next year as we continue to expand staffing, equipment and facilities.

SOURCE OF REVENUES AND REVENUE RECOGNITION POLICY

     We recognize revenues from research collaboration agreements and government grants as earned upon achievement of the performance requirements of the agreements and grants. Payments received that are related to future performance are deferred and recognized as revenue as the performance requirements are achieved. As of December 31, 1999, we have deferred revenues of approximately $12.2 million. The terms of our collaboration agreements generally require us to perform minimum levels of research. Our sources of potential revenue for the next several years are likely to be:

     - payments under existing and possible future collaborative arrangements;

     - government research grants;

     - royalties from our partners based on revenues received from any products commercialized under those agreements;

     - sales of Discovery Tools and other instruments; and

     - sales of any products discovered in our internal research programs.

See Note 2 of Notes to Financial Statements.

DEFERRED COMPENSATION

     Deferred compensation for options granted to employees has been determined as the difference between the deemed fair market value of our common stock on the date options were granted and the exercise price. Deferred compensation for options granted to consultants has been determined in accordance with Statement of Financial Accounting Standards No. 123 as the fair value of the equity instruments issued. Deferred compensation for options granted to consultants is periodically remeasured as the underlying options vest.

     In connection with the grant of stock options to employees and consultants, we recorded deferred stock compensation of approximately $5.4 million in the year ended December 31, 1999 and $760,000 in the year ended December 31, 1998. These amounts were initially recorded as a component of stockholders' equity and are being amortized by charges to operations over the vesting period of the options. We recorded amortization of deferred compensation of approximately $3.8 million for 1999 and $188,000 in 1998. The amortization expense relates to options awarded to employees and consultants in all operating expense categories. See Note 4 of Notes to Financial Statements.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998 AND 1999

Revenues

     Our total revenues increased to $30.5 million in 1999, up 121% from $13.8 million in 1998. This increase was due primarily to the addition of new research collaborations and the expansion of existing government grants. Bayer, Celanese and The Dow Chemical Company accounted for 38%, 35% and no amount of total revenue in 1998, and 32%, 12% and 18% of revenue in 1999, respectively. B.F. Goodrich accounted for 6% of revenue in 1999. Our collaboration with B.F. Goodrich was terminated by mutual agreement in April 1999 after B.F. Goodrich merged with another company and changed its business focus from chemicals to aerospace. B.F. Goodrich has returned to us all of the intellectual property that was the subject of the collaboration agreement and has made termination payments through December 1999 amounting to $1.3 million which have been recognized as revenue in 1999.

     Revenue from research collaborations exceeded research and development expense for the year ended December 31, 1999. This increase in revenue was primarily due to Technology Access Fees, which are being recognized over the term of the agreements, and higher reimbursement rates under certain collaboration agreements.

Research and Development Expenses

     Our research and development expenses consist primarily of:

     - salaries and other personnel-related expenses;

     - facility costs;

     - supplies; and

     - depreciation of facilities and laboratory equipment.

     Research and development expenses increased 36% from $17.6 million in 1998 to $24.0 million in 1999. The increase was due primarily to an increase in salaries and other personnel costs to support our additional collaborative and internal research efforts.

     Research and development expenses represented 128% of total revenues in 1998 and 79% of total revenues in 1999. The decrease as a percentage of total revenues was due primarily to the addition of significant contracts in 1999. Our core business is research and development. Accordingly, we expect to continue to devote substantial resources to research and development, and we expect that research and development expenses will continue to increase in absolute dollars.

General and Administrative Expenses

     Our general and administrative expenses consist primarily of personnel costs for finance, human resources, business development, legal and general management, as well as professional expenses, such as legal and accounting. General and administrative expenses increased 44% from $4.5 million in 1998 to $6.5 million in 1999. Expenses increased primarily due to increased staffing necessary to manage and support our growth.

     General and administrative expenses represented 33% of total revenues in 1998 and 21% of total revenues in 1999. The decrease as a percentage of our total revenues was due primarily to the growth in our total revenues. We expect that our general and administrative expenses will increase in absolute dollar amounts as we:

     - expand our business development and administrative staff;

     - add facilities; and

     - incur additional costs related to being a public company, including directors' and officers' insurance, investor relations programs and increased professional fees.

Net Interest Income (Expense)

     Net interest income (expense) represents interest income earned on our cash and cash equivalents net of interest expense on equipment financing loans. Interest income increased from $1.1 million in 1998 to $2.5 million in 1999. This increase was due to higher average cash balances. Interest expense increased from $731,000 in 1998 to

$934,000 in 1999. This increase was due to additional equipment financing loans used to partially fund our acquisition of equipment.

Provision for Income Taxes

     Due to operating losses and the inability to recognize the benefits therefrom, there is no provision for income taxes for the years ended December 31, 1998 and 1999.

     As of December 31, 1999, we had a federal net operating loss carryforward of approximately $11.3 million. We also had federal research and development credit carryforwards of approximately $600,000. If not utilized, the net operating losses and credit carryforwards will expire at various dates beginning in 2010 through 2019. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in the ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credit before utilization. See Note 5 of Notes to Financial Statements.

YEARS ENDED DECEMBER 31, 1997 AND 1998

Revenues

     Our total revenues for 1997 were $4.8 million and our total revenues for 1998 were $13.8 million. The increase was due primarily to the addition of new research collaborations. Bayer, Hoechst, including its wholly-owned subsidiary Celanese, and B.F. Goodrich accounted for 22%, 76% and 1% of revenue in 1997 and 38%, 35% and 12% of total revenue in 1998, respectively. Our collaboration with Hoechst was terminated by mutual agreement in October 1998 following a change in Hoechst's business focus away from chemicals. One project that was the subject of the Hoechst collaboration agreement was transferred to Celanese, Hoechst's wholly-owned subsidiary. Hoescht has returned to us all of the intellectual property that was the subject of the collaboration agreement in the polyolefin field. That field is the subject of subsequent agreements with Dow Chemical and Bayer.

Research and Development Expenses

     Research and development expenses increased from $8.8 million in 1997 to $17.6 million in fiscal 1998. The increase was due primarily to an increase in personnel-related costs. Research and development expenses represented 182% of total revenues in 1997 and 128% of total revenues in 1998. The decrease as a percentage of total revenues was due primarily to the growth in our total revenues.

General and Administrative Expenses

     General and administrative expenses increased from $2.1 million in 1997 to $4.5 million in 1998. Expenses increased due primarily to increased personnel-related costs resulting from additional staffing necessary to manage and support our growth. General and administrative expenses represented 44% of total revenues for 1997 and 33% of total revenues for 1998. The decrease as a percentage of our total revenues was due primarily to the growth in our total revenues.

Net Interest Income (Expense)

     Interest income was $843,000 in 1997 and $1.1 million in 1998. Changes in interest income were due primarily to changes in our cash balance during these periods. Interest expense increased from $352,000 in 1997 to $731,000 in 1998 due to additional equipment financing loans used to partially fund leasehold improvements and acquisition of equipment.

Provision for Income Taxes

     We incurred net operating losses in 1997 and 1998 and consequently we did not pay any federal, state or foreign income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Since 1996, we have financed our operations primarily through net proceeds from our initial public offering of $81.4 million and, prior to the initial public offering, private placements of preferred stock, totaling $52.2 million, research and development funding from collaborative partners and, to a lesser extent, equipment financing loans. As of December 31, 1999, we had $119.3 million in cash, cash equivalents and investments and $3.7 million available under an equipment financing line of credit.

     Our operating activities provided $14.0 million of cash in 1999. The source of cash for 1999 was primarily the receipt of research and development funding from collaborative partners, partially offset by operating expenses. Cash used in our operating activities was $2.9 million and $1.3 million for 1998 and 1997, respectively. Uses of cash in operating activities were primarily to fund net operating losses.

     Net cash used in investing activities was $24.0 million in 1997, $10.2 million in 1998 and $81.2 million in 1999. The fluctuations from period to period are due primarily to the timing of purchases, sales and maturity of investment securities and the purchase of property and equipment. Purchases of property and equipment were $13.2 million in 1997, $5.8 million in 1998 and $11.5 million in 1999. We expect to continue to make significant investments in the purchase of property and equipment to support our expanding operations.

     Financing activities provided cash of $25.9 million in 1997, $23.3 million in 1998 and $82.1 million in 1999. These amounts are primarily the proceeds we received from our initial public offering and the sale of preferred stock, net of issuance costs, equipment and leasehold improvement loan financings and proceeds from the exercise of stock options. We will repay loan financings over the next four years as follows: $3.3 million in 2000, $3.7 million in 2001, $2.5 million in 2002 and $534,000 in 2003.

     Accounts receivable and other current assets increased significantly at December 31, 1999 as compared to December 31, 1998. The increase in accounts receivable was due to an increase in government sponsored research funding. The increase in other current assets was primarily due to an increase in interest receivable from investments resulting from the timing of interest payments. Deferred revenue also increased significantly at December 31, 1999 as compared to December 31, 1998. This increase was due to the timing of the receipt of several advance payments under collaborative research programs.

     As of December 31, 1998 and 1999, our principal commitments were $3.0 million and $6.6 million, respectively. Principal commitments consisted of our obligations under operating leases. We will satisfy these obligations over the next ten years.

     We believe that the net proceeds from this offering, together with our current cash balances and the cash flows generated by operations, will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next 24 months. However, we may seek additional financing within this time frame. We may raise additional funds through public or private financing, collaborative relationships or other arrangements. We cannot assure you that additional funding, if sought, will be available on terms favorable to us. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements may require us to relinquish our rights to some of our technologies or products. Our failure to raise capital when needed may harm our business and operating results.

     A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of such businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations with respect to any such transaction.

DISCLOSURE ABOUT MARKET RISK

     Our exposure to market risk is principally confined to our cash, cash equivalents and investments which have maturities of less than two years. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in our investment portfolio are not leveraged, are classified as available for sale and are therefore subject to interest rate risk. We currently do not hedge interest rate exposure. If market interest rates were to increase by 100 basis points, or 1%, from December 31, 1999 levels, the fair value of our portfolio would decline by approximately $706,000. The modeling technique used measures the change in fair values arising from an immediate hypothetical shift in market interest rates and assumes ending fair values include principal plus accrued interest.

IMPACT OF YEAR 2000

     In late 1999, we completed our Year 2000 remediation efforts and the testing of our systems. As a result of those planning and implementation efforts, we did not experience any disruptions in mission critical information technology and non-information technology systems. We therefore believe that these systems successfully responded to the Year 2000 date change. We incurred expenses of approximately $50,000 during 1999 in connection with remediating our systems. We are not aware of any material problems resulting from Year 2000 issues, either with our products, our internal systems, or the products and services of third parties upon whom we are dependent. We intend to continue monitoring our mission critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly. At this time, we do not anticipate incurring additional expenditures related to Year 2000 problems.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which will be effective for the year ending 2001. This

Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. In July 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." ("SFAS 137"). SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We will adopt SFAS No. 133 during our year ending December 31, 2001. To date, we have not engaged in derivative or hedging activities. We are unable to predict the impact of adopting SFAS No. 133 if we were to engage in derivative and hedging activity in the future.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The adoption of SOP 98-1, as required in 1999, resulted in the Company capitalizing $595,000 of software development costs during the year ended December 31, 1999. We expense as incurred the costs associated with developing software for use in research and development activities in accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs" and related interpretations.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe that our revenue recognition policy is in compliance with the provisions of SAB 101 and that the impact of SAB 101 will have no material effect on the financial position or results of operations.

                                    BUSINESS

     We are a pioneer of high-speed technologies for the discovery of new materials. Our proprietary technologies, including instruments, software and methods, represent complete processes designed to cost-effectively accelerate and fundamentally change materials discovery. We are able to generate hundreds to thousands of unique materials at a time and screen those materials rapidly and automatically for desired properties. We believe our approach is up to 100 times faster than traditional research methods and reduces the cost per experiment to as low as 1% of traditional research methods.

     We are applying our technology to discover materials for industrial customers in the life science, chemicals and electronics industries. Our discovery efforts encompass a broad range of materials, including x-ray storage phosphors for mammography, polymers to speed DNA separation, thermoelectric materials for cooling computers and telecommunications equipment, and catalysts for the manufacture of pharmaceuticals, commodity chemicals, plastics and rubbers.

     Our commercialization strategy is to apply our proprietary technologies to discover materials under our Industry Collaboration and Symyx Proprietary Materials businesses, and to commercialize select instruments and software through our Discovery Tools Technology Access business.

     To support these business areas, we also continue to build our product development pipeline. To date, we have screened over one million different materials and through that process identified ten development candidates. Six of these candidates are in Symyx Proprietary Materials programs, in fine chemicals, specialty polymers and electronic materials, and four are in Industry Collaborations programs, in catalysis and phosphors.

     Our efforts can be grouped into three market areas:

     - Commodity Chemicals and Polyolefins. These major chemicals, plastics and rubbers include products such as ethylene glycol, acrylic acid, ethanol, and polyolefins such as polyethylene, polypropylene and polystyrene. According to various articles and publications (Townsend Tarnell 1999 Polyethylene Annual Report; Townsend Tarnell 1999 Polypropylene Annual Report; U.S. Industry & Trade Outlook 1999; and Chemical & Engineering
       News), the annual global market for commodity chemicals and polyolefins is over $500 billion. Opportunities exist for us to add value within this sector by discovering catalysts that reduce manufacturing costs through the use of cheaper raw materials and by developing alternatives to the current multi-step, energy and capital intensive processes. We may also discover catalysts that create polyolefins with improved properties and as a result are able to compete against more expensive materials.

     - Life Science. Life science materials include catalysts for the manufacture of fine chemicals, specialty polymers used in DNA separation and as genomic probes, and some electronic materials, for example phosphors for mammography. The largest of these markets is fine chemicals, which are developed to achieve specific performance characteristics and are incorporated into pharmaceutical and agricultural products. According to Chemical Week and Chemical Marketing Reporter, the annual worldwide market for fine chemicals is approximately $65 billion. Within life science materials, we add value by rapidly discovering diverse families of catalysts, improving production processes and by discovering new polymer and electronic materials to enhance product performance and to create new businesses.

     - Electronic and Related Materials. Electronic and related materials comprise a diverse group of functional materials. Examples include phosphors for lighting, displays and radiography, thermoelectric materials for cooling, fuel cells for automotive applications, and magnetic materials for permanent magnets. According to various articles and publications (Air Conditioning, Heating and Refrigeration News; Advanced Materials: Emerging Markets for Today's Industries and Tomorrow's Products; Fuel Cell Industry Review; Electronic Business; High Tech Ceramics Reviews; Lamps to 2001; and Display Industry Review), the annual worldwide market for these materials is estimated to be $37 billion. We seek to discover breakthrough materials with unique and unmatched functional properties that will enable the creation of new products or dramatically enhance the performance of existing products.

     During 1999, we added four major new Industry Collaboration agreements, including the addition of partnerships with BASF AG and the Dow Chemical Company, and the second and third expansions of our collaboration with Bayer AG. To date, our total committed research funding from collaborations and government contracts is over $90 million of which we have recognized revenue of $49 million through December 31, 1999.

     One of our most advanced discovery efforts is the discovery of new x-ray phosphors for mammography, achieved in our Agfa program. These materials have been transferred to Agfa and it is their objective to have products based on these materials on the market in 2001.

     In January 2000, we signed a joint development and licensing agreement with PE Biosystems to develop our proprietary polymer synthesis materials and methods for use in the analysis of DNA. This collaboration was the first to result from our internal efforts to discover, develop and commercialize Proprietary Materials. Symyx and PE Biosystems will jointly design polymers as well as the methods and instrumentation for screening those polymers. We will make and screen the polymers for use in nucleic acid separations. PE Biosystems will develop and commercialize successful polymer candidates. Under the terms of the two-year agreement, we will receive payments for development funding and royalties on any products commercialized as a result of this collaboration. In addition, we received a payment in January 2000 for the transfer of existing development compounds.

     We executed sale agreements in November 1999 with the Dow Chemical Company for a polyolefins Discovery Tools system and, in December 1999, with the Instituto Mexicano del Petroleo for an initial module of our Discovery Tools Heterogeneous Catalysis System. The first of these systems was shipped to Instituto Mexicano del Petroleo in February 2000.

     In August 1999, we established a manufacturing and commercialization agreement with Argonaut Technologies, Inc. to manufacture and commercialize small, manual instruments capable of performing 5 to 10 experiments a day. The first product offering of this collaboration is Endeavor, an eight-cell continuous-stirred parallel pressure reactor. We will earn royalties on the sales of products by Argonaut which incorporate our technology.

INDUSTRY BACKGROUND

     Materials and their diverse properties contribute in a vital way to many of the products we use everyday. Examples include the catalysts used in the manufacture of major chemicals, pharmaceuticals, plastics and rubbers, the plastics in many of our household goods, phosphorescent materials in x-rays and computer screens, and polymers on the bottom of sneakers. The life science, chemicals and electronics companies that produce these materials often face heightened pressure to achieve growth targets and increase profitability. New products and materials typically carry higher prices and profit margins than the products and materials they replace. New products and materials are also critical for attaining and maintaining leading market positions, in creating barriers to entry and adding value to customer relationships. The transformation of the existing polyethylene industry by metallocene catalysis, a new catalyst technology which has enabled the creation of tailored polyethylenes, is an example of a materials innovation that has resulted in enhanced production flexibility and product performance within a $50 billion industry.

     Traditional materials discovery relies on an expensive and time-consuming process of trial and error: making one material; testing it; then making a different material; testing it and so on. Traditional discovery methods are not fast enough to keep pace with product life cycles and growth expectations within the chemicals, life science and electronics industries. As a result, these companies need to reduce costs, increase innovation, and create new businesses based on proprietary materials. We believe that we can assist life science, chemical and electronics companies by discovering new materials in a more productive and cost-effective manner than by using traditional methods.

     The development of combinatorial synthesis and rapid screening methods have the potential to cost-effectively accelerate materials discovery and fundamentally change the way materials are discovered. We believe combinatorial technologies leverage the full potential of personnel by increasing their experimental productivity by a factor of 100 or more. This promise of a far more efficient discovery method combined with a greater opportunity for product innovation is attracting increased attention from the chemical and electronics industries. We believe that few chemical and electronics companies employ combinatorial synthesis techniques or have the necessary specialized equipment available for such activities.

SYMYX SOLUTION

     Our technology provides complete platforms for materials discovery. Using our miniaturized, automated technology to execute hundreds to thousands of experiments at a time, our scientists can dramatically increase the probability of success and reduce the time and costs per experiment to discover new materials. Using traditional trial and error methods, a team consisting of a chemist plus a technician could perform 500 to 1,000 experiments per year. In our labs, that same team could perform up to 50,000 experiments per year. As a result, our scientists would generate significantly more data, increase the possibility of discoveries within that timeframe, and reduce the associated costs per experiment dramatically.

                               TRADITIONAL RESEARCH APPROACH   SYMYX DISCOVERY TECHNOLOGIES
                               -----------------------------   ----------------------------
Team.........................   1 chemist + 1 technician        1 chemist + 1 technician
Cost/year....................           $500,000                        $500,000
Experiments/year.............         500 - 1,000                   20,000 - 50,000
Cost/experiment..............        $500 - $1,000                     $10 - $25

     To achieve these efficiencies, we require extensive capabilities in materials synthesis, screening and data analysis. A particular challenge is the ability to screen materials for a wide range of properties. For example:

     - to discover a new catalyst we need to screen how well it performs a specific chemical reaction; and

     - to discover a new polymer, we need to screen for physical, thermal and mechanical properties such as molecular weight, glass transition temperature and toughness.

     As a pioneer in combinatorial materials science, we found no existing technology capable of meeting our synthesis, screening and data analysis requirements. To address this challenge, we assembled a team of people who have expertise in the fields of inorganic, physical, polymer and organic chemistries, physics, engineering and software programming. This team has successfully designed, built and validated a powerful array of highly specialized proprietary instruments and software. Our scientists can now synthesize a wide range of materials and screen for properties including catalytic, chemical, physical, mechanical, electronic and optical properties. In addition, we continue to expand our capabilities through the development of new instruments and software and enhanced versions of existing systems.

SYMYX STRATEGY

     Our objective is to be the leading company using high-speed technologies for the discovery of new materials with commercially valuable properties. We have developed a strategy of three business approaches that we intend to follow in pursuit of our objective:

     - Industry Collaborations, in which we enter into collaborative research and early-stage licensing agreements with corporate partners that provide funding for research and discovery efforts, commercialize our materials and pay royalties on commercial sales;

     - Symyx Proprietary Materials, where we invest in our own materials research efforts to discover materials with near-term commercial potential and then enter into late-stage licensing arrangements or commercialize materials directly; and

     - Discovery Tools Technology Access, in which we sell and license selected equipment and software to chemical and other industrial companies for their own use.

Industry Collaborations

     In collaboration with major chemical and other industrial companies, we seek to discover for industrial applications, new:

     - polymer formulations;

     - catalysts; and

     - pigments and phosphors.

     We provide the platform technologies and effort, and our partners have rights to develop and commercialize resulting materials within their predefined field of exclusivity. Typically, we enter into collaborative arrangements to discover materials that require considerable investment in product development and manufacturing, as well as extensive marketing efforts. Our collaborative partners have already developed the infrastructure to support these requirements, and may therefore be in a strong position to commercialize our discoveries.

     We receive funding from our collaborative partners through annual research payments. These payments are made over the term of the research contract, which is generally two to three years. If a new material is discovered and commercialized, we will receive either royalties or milestone payments. We believe that we have the potential for royalties ranging from 3% to 7% on sales of products incorporating our materials, such as pigments, phosphors and polymers and 1% to 3% on sales of end products manufactured using our catalysts, such as high-volume commodity chemicals and polyolefins.

     We currently have nine Industry Collaboration partners, including Bayer which has expanded our collaboration three times to date. The table below indicates, for each of our currently active collaborations, the collaborative partner, date and field.

                                   DATE(S) OF
            PARTNER                 ALLIANCE                FIELD(S)
            -------                ----------               --------
Agfa...........................  March 1998      X-ray phosphors for radiography
BASF...........................  March 1999      Specialty polymers for
                                                 industrial formulations
Bayer..........................  March 1998,     Polyolefins, commodity
                                 May 1998,       chemicals
                                 January 1999,
                                 September 1999
Celanese.......................  August 1998     Commodity chemicals
Ciba Specialty Chemicals.......  April 1998      Pigments
Dow Chemical...................  January 1999    Polyolefins
Osram OS*......................  December 1998   Phosphors for lighting
PE Biosystems..................  January 2000    Polymers for use in nucleic
                                                 acid separations
Unilever.......................  December 1998   Polymers for product
                                                 formulations

-------------------------
* an affiliate of Siemens

     Our collaborations, together with government grants, provide for over $90 million in aggregate commitments for research payments. Through December 31, 1999, we had recognized revenue of $49 million under these agreements with the remaining amounts scheduled to be paid through 2003. In order to maintain and grow our research and product pipelines, we intend to continue to enter into new collaborative arrangements. As a result of these new arrangements, and the conclusion of existing collaborations upon completion of research or transfer of development candidates to our collaborative partners for commercialization, our portfolio of collaborations will change over time. We expect that new collaborations will come from existing collaborative partners undertaking new research initiatives as well as new collaborative partners.

     One of our most advanced discovery efforts to date has resulted from our collaboration with Agfa in the area of discovery of new x-ray phosphors for radiography. Many groups have worked over the past fifteen years to find alternative materials that perform better than existing materials. Under our collaboration, we have made and screened over 50,000 phosphors, and we discovered several that have shown the potential to provide higher resolution, be easier to manufacture and have a longer shelf life than existing materials.

     These materials have been transferred to Agfa, and we have been advised by Agfa that their objective is to have products based on these materials on the market during 2001.

Symyx Proprietary Materials

     We believe that the assets resulting from our investment in proprietary research programs will be a significant contributor of future value. Our proprietary research efforts are focused on discovery of products for specialty markets with well-defined materials needs and short-term development and commercialization cycles. To date, our efforts to develop Symyx Proprietary Materials are in specialty polymers for life sciences applications, catalysts for the manufacture of fine chemicals such as pharmaceutical intermediates, and electronic materials.

     Our first agreement for Symyx Proprietary Materials is with PE Biosystems for polymers to increase resolution and speed DNA separation. Under this agreement, PE Biosystems made a payment for the transfer of development candidates, and will also pay us advance royalties and royalties upon commercialization of materials.

     Another Proprietary Materials program seeks to discover polymers to enhance the sensitivity of biological assays by creating three-dimensional polymer surfaces to increase probe surface area and allow precise engineering of those surfaces.

     We also have several programs in electronic materials, funded by ourselves and by the U.S. Office of Naval Research Defense Advanced Research Projects Agency (known as DARPA) and the United States Department of Energy. One 1999 DARPA program funded research relates to thermoelectric materials used for refrigeration and applications requiring precise active cooling devices. These applications include computer chips and missile guidance systems. A second 1999 DARPA program also funded research for magnetic materials used as permanent magnets in applications including electro-magnetic motors. Our program with the Department of Energy is funding research relating to materials for fuel cells for potential use in automobiles. Funding under the DARPA and Department of Energy programs is structured as grants, and we own the rights to commercialize materials discovered under these programs.

     We expect to commercialize development candidates discovered through our proprietary materials programs either by manufacturing, marketing, and selling the product ourselves or through late-stage licensing arrangements. We expect to be able to obtain significantly higher royalty rates under these late-stage licenses than under our collaborative agreements because we will have completed essentially all development work at the time we license the product.

     For fine chemicals, we also have developed a "quick-strike" licensing model in which we would assume the research risk during a short, well-defined, research period of approximately three months in exchange for the customer's agreement to make milestone payments and enter into a license agreement upon completion of research and technical validation. We expect that royalty rates under these licenses will be in a range of 4% to 7% of sales, which is attractive to us due to the breadth and number of projects which we believe we can successfully complete annually.

Discovery Tools Technology Access

     Our scientific and technical team has spent considerable time and resources developing a broad array of instruments, software and know-how in support of our research. In addition to our alliances, we are seeking to meet the growing demand for combinatorial technologies by offering access to some of our equipment and technology. We believe that these programs will enhance, not detract from, our collaborative arrangement efforts by reinforcing our position as the leading source for combinatorial technology in materials science. To date, we have executed purchase orders for Discovery Tools with The Dow Chemical Company and the Instituto Mexicano Del Petroleo.

     The Dow Chemical Company is the first customer of our Discovery Tools business. Dow, an existing collaborative partner, has placed an order for a system that provides capabilities to make and test polyolefin catalysts. We sell our Discovery Tools together with a license to associated software, know-how and patents. Our first offering, purchased by Dow, is a combination of a multi-channel polymer reactor system together with two screening instruments. Under the terms of Dow's purchase, Dow will pay us between $5.0 million and $8.5 million over three years for the manufacture, delivery and use of the system. Additional systems will likely sell for several million dollars and will have a long sales cycle involving both marketing the system and designing the system to meet customer requirements.

     The Instituto Mexicano Del Petroleo has purchased an initial module of our Discovery Tools Heterogeneous Catalysis System, which we shipped in February 2000. This purchase will provide IMP with the capability to increase experimental throughput significantly within its laboratories, and will be directed to the development of refinery catalysts and other materials.

     We have designed the Discovery Tools that we initially plan to sell to perform an average of 100 experiments per day. We do not expect that our sale of Discovery Tools will affect our ability to enter into new research collaborations. Companies enter into collaborations with us to access all of our technologies including our highest throughput screening equipment designed for new materials discovery, as well as the expertise of our scientific and technical staff and our libraries of catalysts and materials. We do not plan to offer access to these resources as part of our Discovery Tools program.

     In addition to the sale of Discovery Tools, we also believe that there is significant commercial value in the nonautomated laboratory instruments that we developed to perform small scale parallel synthesis of materials. We have formed a collaboration with Argonaut Technologies, Inc. to capture this opportunity. Argonaut is an instrument company that develops and commercializes synthesizers, instruments, software and chemical resins and reagents to accelerate and automate chemical synthesis. Argonaut will refine our designs for manual benchtop instruments, manufacture the instruments and sell them worldwide. In return, we will receive a portion of the profits from the sale of these instruments. Our first product, sold with both the Argonaut and Symyx trademarks, was introduced for sale in August 1999. This instrument, the Endeavor, is an eight-channel manual reactor used to synthesize polymers and other chemicals under high pressure. This instrument has a sale price of approximately $60,000. We expect other manual bench instruments developed by us and commercialized by Argonaut to have similar sales prices.

TECHNOLOGY

     Our scientists begin the discovery process working with our collaborative partners or our own business development staff to define the research objective in terms of the specific properties a new material should have to meet the needs of a given application. We then apply the components of our combinatorial process, synthesis, screening and informatics, to discover materials that match these criteria.

                                  [FLOW CHART]

Synthesis

     The materials research process begins with chemists' theories about what elements from the periodic table of elements might be combined to create new materials with desired properties. However, while chemists working in traditional labs have to choose the few experiments they will perform on a given day, our chemists have the ability to perform hundreds or thousands of experiments at once. Our chemists are therefore able to pursue their theories both broadly -- across a wide range of elements -- and comprehensively -- creating materials with the same components in different ratios.

     A Symyx chemist initiates the synthesis process by using Library Studio, a computer software package created by our programmers to design the group, or "library," of materials to be synthesized. These instructions, or "recipes," are then relayed to automated synthesis instruments. These instruments create the library on a single substrate such as a three-inch diameter silicon wafer or a 96-well plate. The quantity of each compound synthesized is very small, generally ranging from micrograms to hundreds of milligrams. This contrasts dramatically with traditional synthesis, where gram to kilogram quantities of a material are usually necessary. Libraries synthesized on silicon wafers may range from a few hundred different candidate materials to as many as 25,000, depending on the type of material and the type of analysis to be done.

     Each material synthesized represents a unique experiment and potential discovery. The desired end result of these experiments is defined at the outset of the experiment as a target material having specific performance properties. Our scientists, in conjunction with our collaborative partners, or independently for our proprietary discovery programs, set the specific performance properties and define the desired performance attributes of the target material for a given application or applications. Generally, these criteria are well beyond the performance attributes of currently used materials.

Screening

     Once created, the library is analyzed for desired properties. As with synthesis, our technical staff has designed and built a broad array of instruments and software to evaluate different properties under a wide variety of process conditions. These properties include catalytic, physical, mechanical, thermal, chemical, electronic and optical properties. In general, a Symyx chemist can design, synthesize and screen a library in a single day.

     To reach the point of commercialization, a candidate material must progress through an increasingly exhaustive series of tests, or stages, known as hits, leads and development candidates.

     - Hits. First, we screen materials to identify those that have properties defined for the target discovery, called "hits." Hits are subjected to additional testing and optimization, to find a larger number of needed properties. Hits also identify areas that merit further exploration, and new libraries are created using this information.

     - Leads. Candidate materials that continue to meet or exceed the defined criteria are then classified as "leads." Leads are then transferred to a partner or processed internally for additional testing and scale up. Leads are then tested on a larger scale, as bulk samples of 1 to 100 grams, to confirm that the materials still perform at this "bench scale" level.

     - Development Candidates. Once a lead has passed this bench scale testing by either a collaborative partner or Symyx, it becomes a development candidate. Finally, if all is successful, the decision will be made to commercialize the material.

     To date, we have screened over one million materials and identified ten development candidates for a variety of applications. The table below summarizes these development candidates, six of which we discovered in our Symyx Proprietary Materials business.

-----------------------------------------------------------------------------------
     Development Candidates       Life Sciences      Chemicals       Electronics
-----------------------------------------------------------------------------------
     Industry Collaboration             1                2                1
-----------------------------------------------------------------------------------
     Symyx Proprietary Materials        5                --               1
-----------------------------------------------------------------------------------
                          Total:        6                2                2
-----------------------------------------------------------------------------------

     Once a material has been identified as a development candidate, the time to the first sale or commercial usage may be as short as one to two years for many life science and electronics applications. Catalysts used to produce high volume commodity chemicals, on the other hand, may require five to seven or more years to reach the market because of the extensive process development and capital investment involved.

Informatics

     A critical factor in our discovery process is the ability to retain and access the huge amounts of data generated by our synthesis and screening activities. Given the broad acceptance of high-speed combinatorial discovery in pharmaceuticals, a number of applications exist to support organic chemistry. However, those solutions were not sufficient to address the storage and retrieval needs of our diverse array of inorganic, organometallic and polymer chemistries. To that end, we have devoted considerable resources to build a proprietary database capable of addressing our unique needs. Our chemists can query this database to identify materials screened in the past that possess the property or properties specified. We believe that this database will emerge as a powerful tool in accelerating materials discovery by enabling our scientists to benefit from the cumulative effect of all of our research. Although we typically cannot use leads and development candidates identified in one collaborative program for other collaborative programs or for our proprietary research, materials screened in one program without success may have properties that make them useful in other programs.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Our success depends upon our proprietary technology. There are five general areas that may be patented using our combinatorial approach:

     - library synthesis methods;

     - the libraries themselves;

     - screening or characterization methods;

     - equipment and software; and

     - new materials.

     We have over 90 patent applications pending in the United States, and over 50 foreign patent applications pending. In addition, we have eight issued United States patents and an additional two patent applications allowed in the United States. We co-own three of the issued United States patents and some of the pending patent applications with Lawrence Berkeley National Laboratory, on behalf of The Regents of the University of California. We have an exclusive license to these patents and patent applications from Lawrence Berkeley National Laboratory, which was agreed to upon formation of the Company. In addition to patents, we rely on copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights.

     As part of our confidentiality and trade secret protection procedures, we enter into non-disclosure agreements with our employees, consultants and potential collaborative partners. Despite these precautions, third parties could obtain and use our products or technology without authorization, or develop similar technology independently. It is difficult for us to police unauthorized use of our methods. Effective protection of intellectual property rights is unavailable or limited in some foreign countries. The protection of our proprietary rights may be inadequate and our competitors could independently develop similar technology, duplicate our products or design around any patents or other intellectual property rights we hold.

COMPETITION

     We are aware of several companies that have stated interest in applying their expertise in combinatorial chemistry to materials research and development. We are also aware of some chemical companies with internal combinatorial programs participating in materials research and development consortiums. For example, Shell Chemicals is participating in a consortium in The Netherlands and BASF is funding a start-up company in Heidelberg, Germany named HTE. BASF is also one of our collaborative partners. In addition, academic and research institutions may seek to develop technologies that would be competitive with our systems for materials discovery. Because combinatorial materials science is an emerging field, competition from additional entrants may increase.

     Some of our competitors may be addressing the same materials targets as Symyx or our collaborative partners. Many of our current and potential competitors, either alone or together with their collaborative partners, have greater financial, manufacturing, marketing and sales resources than we do. Accordingly, our competitors may succeed in obtaining patent protection or commercializing products before us. If we commence commercial product sales, we will be competing against companies with greater marketing, sales and manufacturing capabilities, areas in which we have limited or no experience.

EMPLOYEES

     As of December 31, 1999, we had a total of 170 employees, including 136 scientific and technical employees and 34 people in business development, legal and general and administrative services. Of our scientific and technical staff, 124 have masters or doctorate degrees. None of our employees is represented by a labor union, and we consider our employee relations to be good.

LEGAL PROCEEDINGS

     We are not currently a party to any material pending legal proceedings.

FACILITIES

     Our facilities currently consist of an aggregate of approximately 104,300 square feet of office, research and laboratory space in several locations in Santa Clara, California, pursuant to leases that expire from 2002 to 2010. These facilities include a building of approximately 36,500 square feet, which we expect will be ready for occupancy during the fourth quarter of 2000. We believe that our existing facilities are adequate for our needs through at least the end of 2000. We believe that any additional space we may need in the future will be available on commercially reasonable terms.

SCIENTIFIC ADVISORS

     We recruited several leading researchers in our fields of interest to serve as scientific advisors. These advisors have fixed term contracts ranging from one to three years. In general, they serve on an exclusive basis within a defined field of collaboration. These advisors received option grants to purchase our common stock. In addition, some may receive cash compensation, and they are reimbursed for expenses.

     The following individuals are scientific advisors in their respective areas of specialization:

Chairman
Peter Schultz........................  Institute Director, Novartis Institute for
                                       Functional Genomics, Professor of Chemistry at
                                         the Scripps Research Institute
Technical Strategy
Alejandro Zaffaroni..................  Managing Director, Technogen Enterprises LLC, a
                                         venture capital fund
George Whitesides....................  Mallinckrodt Professor of Chemistry, Harvard
                                       University
Catalysis
Michel Boudart.......................  Keck Professor of Chemical Engineering, Emeritus,
                                         Stanford University
Stephen Buchwald.....................  Camille Dreyfus Professor of Chemistry,
                                       Massachusetts Institute of Technology
John Groves..........................  Hugh Stott Taylor Professor of Chemistry,
                                       Princeton University
Robert Grubbs........................  Victor & Elizabeth Atkins Professor of Chemistry,
                                         California Institute of Technology
Gregory Kovacs.......................  Associate Professor, Electrical Engineering,
                                       Stanford University
Fine Chemicals
Mark Gallop..........................  Vice President of Chemistry, XenoPort, Inc.
Abul Iqbal...........................  Head of Global Research and Development, Colors
                                         Division, Ciba Specialty Chemicals
Klaus Kuhlein........................  Director, Operative Research, Member of the
                                         Management Committee of Aventis Research &
                                         Technologies (member of the Hoechst Group),
                                         Retired

David MacMillan......................  Assistant Professor, University of California,
                                       Berkeley
Polymers
Jean Frechet.........................  Professor of Chemistry, University of California,
                                         Berkeley
Craig Hawker.........................  Research Staff Member, IBM Almaden Research
                                         Center
Virgil Percec........................  P. Roy Vagelos Chair and Professor of Chemistry,
                                         University of Pennsylvania
Tom Russell..........................  Professor, Polymer Science and Engineering,
                                       University of Massachusetts at Amherst
Owen Webster.........................  DuPont Fellow, Retired
Electronic Materials
Frank DiSalvo........................  John A. Newman Professor of Physical Science,
                                       Cornell University
Theodore Geballe.....................  Professor of Applied Physics and of Materials
                                       Science and Engineering, Emeritus, Stanford
                                         University

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of December 31, 1999:

                   NAME                     AGE                   POSITION
                   ----                     ---                   --------
Steven D. Goldby..........................  59     Chairman of the Board and Chief
                                                   Executive Officer
Isy Goldwasser............................  29     President and Chief Operating Officer
W. Henry Weinberg, Ph.D...................  55     Senior Vice President and Chief
                                                   Technical Officer
Jeryl L. Hilleman.........................  42     Senior Vice President and Chief
                                                   Financial Officer
Peter L. Brooks...........................  54     Senior Vice President, Business
                                                   Development
Thomas R. Baruch..........................  61     Director
Samuel D. Colella.........................  60     Director
Martin Gerstel............................  58     Director
Baron Gaulthaus Kraijenhoff...............  77     Director
Francois A. L'Eplattenier, Ph.D. .........  60     Director
Kenneth J. Nussbacher.....................  46     Director
Mario M. Rosati...........................  53     Director
Peter G. Schultz, Ph.D....................  43     Director
Isaac Stein...............................  53     Director

     Steven D. Goldby has served as our Chairman of the Board and Chief Executive Officer since July 1998. Prior to joining Symyx, Mr. Goldby served as Chief Executive Officer of MDL Information Systems, Inc. from 1987 to July 1998. He held numerous management positions at ALZA Corporation from 1968 to 1981 including President of ALZA Pharmaceuticals and President of Dynapol, a subsidiary of ALZA. Mr. Goldby joined MDL Information Systems in 1982 as a Chief Operating Officer. He is a director of Aspect Development, Inc and PeopleSoft, Inc. Mr. Goldby holds an A.B. from the University of North Carolina and a J.D. from Georgetown University Law School.

     Isy Goldwasser has served as our President and Chief Operating Officer since February 1998. From February 1996 to February 1998, Mr. Goldwasser served as our Vice President of Corporate Development. From the founding of Symyx until February 1996, he held a business development position with us in which he was responsible for applications development, financing and operations. Mr. Goldwasser holds a B.S. from the Massachusetts Institute of Technology and an M.S. from Stanford University.

     W. Henry Weinberg has served as our Senior Vice President since August 1999 and our Chief Technical Officer since March 1996. Dr. Weinberg also previously served as our Vice President from March 1996 to August 1999. Dr. Weinberg is also Adjunct Professor of Chemical Engineering, Materials Engineering, and Chemistry at the University of California, Santa Barbara. Dr. Weinberg was Professor of Chemical Engineering, Materials Engineering, and Chemistry at the University of California, Santa Barbara from 1989 through September 1999. Dr. Weinberg is a member of the National Academy of Engineering. He holds a B.S. from the University of South Carolina and a Ph.D. from the University of California, Berkeley.

     Jeryl Lynn Hilleman has served as our Senior Vice President since August 1999 and our Chief Financial Officer since June 1997. Ms. Hilleman also previously served as our Vice President from June 1997 to August 1999. From 1992 to 1997, Ms. Hilleman held several senior positions at Geron Corporation, a biopharmaceutical company, including Vice President, Finance and Administration. Ms. Hilleman holds an A.B. from Brown University and an M.B.A. from the Wharton School of Business.

     Peter L. Brooks has served as our Senior Vice President, Business Development since November 1999. From 1972 to 1999, Dr. Brooks held various management and scientific positions with Raychem Corporation, including vice president of the Telecommunications Access Networks Division from 1997 to 1999, and vice president of the PolySwitch Electronics Components Division from 1992 to 1996. Between 1983 and 1992, he served as general manager of three different Raychem divisions. Mr. Brooks holds both a B.S. and a Ph.D. from the University of London, England.

     Thomas R. Baruch has served as one of our directors since May 1996. Since 1988, Mr. Baruch has been a general partner of CMEA Ventures, a venture capital firm. From 1990 to 1996, Mr. Baruch also served as a special partner of New Enterprise Associates. Mr. Baruch serves on the boards of directors of Netro Corp. and Physiometrix Inc. Mr. Baruch holds a B.S. from Rensselaer Polytechnic Institute and a J.D. from Capital University.

     Samuel D. Colella has served as one of our directors since August 1997. Since 1984, Mr. Colella has been a general partner of Institutional Venture Partners. Mr. Colella also serves as Chairman of Onyx Pharmaceuticals. Mr. Colella holds a B.A. and B.S. from the University of Pittsburgh and an M.B.A. from Stanford University.

     Martin S. Gerstel has served as one of our directors since February 1995. Mr. Gerstel serves as Chairman of Compugen, Ltd. and Vice Chairman of Itamar Medical Ltd. Previously, Mr. Gerstel participated in the founding of ALZA Corporation, where he held numerous positions including President and Chief Operating Officer from 1982 to 1987 and Co-Chairman and Chief Executive Officer from 1987 to 1993. Mr. Gerstel is a director of Teva Pharmaceuticals. Mr. Gerstel holds a B.S. from Yale University and an M.B.A. from Stanford University.

     Baron Gualthaus Kraijenhoff has been one of our directors since January 1996. Following his retirement in 1978, Baron Kraijenhoff served as President of the Supervisory Council of AKZO N.V. since 1980. Baron Kraijenhoff also held numerous other management positions with AKZO N.V. and its predecessor company, KZO, including President of the Board of Management of AKZO N.V., President of the Board of Management of KZO, and Member of the Board of Management of KZO.

     Francois A. L'Eplattenier has served as one of our directors since October 1996. Since the merger of Ciba-Geigy with Sandoz to form Novartis in 1996, Dr. L'Eplattenier has served as Chairman of the Novartis Venture Fund. Since 1988, Dr. L'Eplattenier has served as a member of the Executive Committee of Ciba-Geigy, where he is responsible for Research and Development of the Group world-wide. From 1981 to 1988, Dr. L'Eplattenier served as Head of Research and Development of Plastics, Pigments and Additives at Geigy. From 1977 to 1981, Dr. L'Eplattenier served as Head of Central Research of Geigy. Dr. L'Eplattenier presently is a member of the Board of the Swiss Federal Institute of Technology. Dr. L'Eplattenier holds an M.S. and Ph.D. from the Swiss Federal Institute of Technology.

     Kenneth J. Nussbacher has served as one of our directors since February 1995. Mr. Nussbacher has been Executive Vice President of Affymetrix since 1995 and was Chief Financial Officer of Affymetrix from 1995 to 1997. From 1989 to 1995, he held several management positions at Affymax, most recently as Executive Vice President for Business and Legal Affairs and Managing Director of Affymax Technologies N.V. Mr. Nussbacher holds a B.S. from Cooper Union and a J.D. from Duke University.

     Mario M. Rosati has served as one of our directors since September 1994. Mr. Rosati has been with the Palo Alto, California law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1971, first as an associate and then as a member since 1975. Mr. Rosati also serves as a director of Aehr Test Systems, Genus, Inc., MyPoints.com, Inc., Ross Systems, Inc., Sanmina Corporation, The Management Network Group, Inc. and Vivus, Inc. Mr. Rosati holds a B.A. from the University of California, Los Angeles and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

     Peter G. Schultz, Ph.D. has been one of our directors since January 1996 and is one of our founders. Since November 1998, Dr. Schultz has been Head of the Novartis Institute for Functional Genomics. From 1985 to 1998, Dr. Schultz was Professor of Chemistry at the Lawrence Berkeley Laboratories of the University of California, Berkeley. He holds a B.S. and a Ph.D. from the California Institute of Technology.

     Isaac Stein has been one of our directors since October 1996. Since 1983, Mr. Stein has been President of Waverley Associates, a private investment firm. Mr. Stein is also a Managing Director of Technogen Enterprises, L.L.C., a director of ALZA Corporation, the Benham Group of mutual funds, CV Therapeutics, Inc. and Chairman of Maxygen, Inc. Mr. Stein holds an B.A. from Colgate University and a J.D. and an M.B.A. from Stanford University.

BOARD OF DIRECTORS

     We currently have ten directors. Our board of directors is divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

     Our class I directors, whose terms will expire at the 2000 annual meeting of stockholders, are Thomas R. Baruch, Samuel D. Colella and Martin Gerstel. Our class II directors, whose terms will expire at the 2001 annual meeting of stockholders, are Steven D. Goldby, Baron Gaulthaus Kraijenhoff and Francois A. L'Eplattenier Ph.D. Our class III directors, whose terms will expire at the 2002 annual meeting of stockholders, are Kenneth J. Nussbacher, Mario M. Rosati, Peter G. Schulz, Ph.D. and Issac Stein.

BOARD COMMITTEES

     Our board of directors currently has an audit committee and a compensation committee. The audit committee consists of Thomas R. Baruch, Martin Gerstel and Kenneth J. Nussbacher. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits.

     The compensation committee consists of Samuel D. Colella, Mario M. Rosati and Isaac Stein. The compensation committee makes recommendations to the board of directors regarding our stock plans and the compensation of officers.

DIRECTOR COMPENSATION

     Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our stock plans, and our board continues to have the discretion to grant options to new non-employee directors. Beginning in 2000, our outside directors will each annually receive automatic, nondiscretionary grants of options to purchase 7,500 shares of our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

EXECUTIVE OFFICERS

COMPENSATION

     The following table sets forth the compensation paid by us during 1998 and 1999 to our Chief Executive Officer and our other executive officers who received compensation of more than $100,000 during 1998 and 1999:

                                                               LONG-TERM
                                                              COMPENSATION
                                           ANNUAL       ------------------------
                                        COMPENSATION    RESTRICTED    SECURITIES
                                        ------------      STOCK       UNDERLYING        OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY($)      AWARDS($)     OPTIONS(#)   COMPENSATION($)
  ---------------------------    ----   ------------    ----------    ----------   ---------------
Steven D. Goldby...............  1999     $262,584             --       88,888              --
  Chief Executive Officer and    1998      125,040(1)    $200,250(2)        --              --
    Chairman of the Board
Isy Goldwasser.................  1999      194,250             --       88,888              --
  President and Chief Operating  1998      171,667             --      186,666              --
    Officer
W. Henry Weinberg, Ph.D........  1999      255,717             --       88,888        $ 60,000(4)
  Senior Vice President and
    Chief                        1998      240,533             --           --         218,620(3)
    Technical Officer
Jeryl L. Hilleman..............  1999      194,250             --       88,888              --
  Senior Vice President and
    Chief                        1998      181,667             --       58,333              --
    Financial Officer
Peter L. Brooks................  1999       35,014(5)          --      175,000              --
  Senior Vice President,
    Business                     1998           --             --           --              --
    Development

-------------------------
(1) Mr. Goldby joined Symyx in July 1998. His 1998 annual salary was $250,080.

(2) Mr. Goldby purchased 525,000 shares of common stock at a purchase price of approximately $0.58 per share. The aggregate purchase price was $303,750. If Mr. Goldby's services to Symyx are terminated, Symyx has the option to repurchase the shares at $0.58 per share. This option lapses as to a portion of the shares over time. The repurchase option will lapse for all of the shares in July 2002. The fair market value of our common stock as of December 31, 1998 was $0.96 per share as determined by the board of directors. The appreciated value of Mr. Goldby's shares as of December 31, 1998 was $200,250. The appreciated value is the difference between $0.58 and $0.96, $0.38, multiplied by the number of shares, 525,000.

(3) Consists of a $71,250 housing allowance, $139,870 in relocation reimbursement payments and $7,500 in imputed interest on an interest free loan.

(4) Consists of housing allowance and relocation payments.

(5) Mr. Brooks joined Symyx in October 1999. His 1999 annual salary was
    $240,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information relating to stock options granted during 1999 to our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are mandated by the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

                                          INDIVIDUAL GRANTS
                           ------------------------------------------------    POTENTIAL REALIZABLE
                                        PERCENT OF                               VALUE AT ASSUMED
                                          TOTAL                                   ANNUAL RATES OF
                           NUMBER OF     OPTIONS                                       STOCK
                           SECURITIES   GRANTED TO                               APPRECIATION FOR
                           UNDERLYING   EMPLOYEES    EXERCISE                       OPTION TERM
                            OPTIONS         IN       PRICE PER   EXPIRATION   -----------------------
          NAME             GRANTED(1)    1999(2)       SHARE        DATE          5%          10%
          ----             ----------   ----------   ---------   ----------   ----------   ----------
Steven D. Goldby.........    38,888        1.76%      $ 0.96        1/4/09    $   23,576   $   59,746
                             50,000        2.26        12.00      10/20/09       377,337      956,245
Isy Goldwasser...........    38,888        1.76         0.96        1/4/09        23,576       59,746
                             50,000        2.26        12.00      10/20/09       377,337      956,245
W. Henry Weinberg,
  Ph.D. .................    38,888        1.76         0.96        1/4/09        23,576       59,746
                             50,000        2.26        12.00      10/20/09       377,337      956,245
Jeryl L. Hilleman........    38,888        1.76         0.96        1/4/09        23,576       59,746
                             50,000        2.26        12.00      10/20/09       377,337      956,245
Peter L. Brooks..........   175,000        7.92        12.00      10/20/09     1,320,679    3,346,859

-------------------------
(1) We granted the following options to executive officers in February 2000, which have not been included in the above table. The options vest ratably over the vesting period:

                                       NUMBER OF
                                       SECURITIES
                                       UNDERLYING    EXERCISE
                                        OPTIONS      PRICE PER    EXPIRATION        VESTING
                    NAME                GRANTED        SHARE         DATE            PERIOD
                    ----               ----------    ---------    ----------    ----------------
       Steven D. Goldby..............   216,724       $57.00       2/28/10      7/1/02 - 2/29/04
       Isy Goldwasser................   108,390        57.00       2/28/10      2/1/03 - 2/29/04
       W. Henry Weinberg, Ph.D. .....   270,890        57.00       2/28/10      2/1/02 - 2/29/04
       Jeryl L. Hilleman.............   175,057        57.00       2/28/10      6/1/02 - 2/29/04

-------------------------
(2) We granted options to purchase a total of 2,209,817 shares of common stock during 1999.

AGGREGATE OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

     The following table sets forth information for our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000 in 1999, relating to option exercises in 1999 and the number and value of securities underlying exercisable and unexercisable options held at December 31, 1999:

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                         SHARES                         DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME            EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
Steven D. Goldby.....         --            --        88,888          --         $2,029,308         --
Isy Goldwasser.......    155,555            --       119,999          --          2,932,771         --
W. Henry Weinberg....         --            --        88,888          --          2,029,308         --
Jeryl L. Hilleman....     35,000       $19,950        88,888          --          2,029,308         --
Peter L. Brooks......         --            --       175,000          --          3,150,000         --

-------------------------
(1) Value realized reflects the fair market value of our common stock underlying the option on the date of exercise minus the aggregate exercise price of the option.

(2) Value of unexercised in-the-money options are based on a value of $30.00 per share, the last reported sale price of our common stock on the Nasdaq National Market on December 31, 1999, minus the per share exercise price, multiplied by the number of shares underlying the option.

STOCK PLANS

1996 STOCK PLAN AND 1997 STOCK PLAN

     Our 1996 Stock Plan was adopted by our board of directors in January 1996. This plan provided for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. We have reserved an aggregate of 1,032,222 shares of common stock for issuance under this plan.

     Our 1997 Stock Plan was adopted by our board of directors in January 1997. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of

December 31, 1999, 5,467,778 shares of common stock were reserved for issuance under this plan.

     Of the shares under our 1996 and 1997 stock plans, 2,788,647 had been issued upon exercise of stock options or stock purchase rights, 2,838,498 shares were subject to outstanding options or stock purchase rights and 872,855 shares were available for future grant at December 31, 1999.

     In October 1999, our stockholders approved amendments to our stock plans which provided that the number of shares reserved for issuance under the 1997 Stock Plan will increase by the following:

     - any shares returned to the 1996 Stock Plan as a result of termination of options or repurchase of stock purchase rights issued under the 1996 Plan; and

     - beginning in fiscal year 2000, an annual increase equal to the lesser of
       1.5 million shares, 4% of the outstanding shares on the date of the annual increase, or a lesser amount determined by our board of directors.

     The compensation committee of our board of directors administers the stock plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of nonstatutory options must generally be at least 85% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of the common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

     Options granted under our stock plan will accelerate and become fully vested in the event we are acquired, unless the successor corporation assumes or substitutes other options in their place. Our board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the stock plan if the amendment, modification or termination would impair the rights of optionees. Our stock plan will terminate in 2007 unless terminated earlier by the board of directors.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Our stockholders approved the adoption of our 1999 Employee Stock Purchase Plan in October 1999. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

     A total of 300,000 shares of common stock has been reserved for issuance under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each fiscal year, beginning with fiscal 2000, equal to the lesser of 1% of the outstanding shares of common stock on the first day of the fiscal year or 350,000 shares or such lesser amount as may be determined by the board.

     The board of directors or a committee appointed by the board administers the purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such an employee:

     - immediately after grant owns stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of ours, or

     - whose rights to purchase stock under all employee stock purchase plans of ours accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

     The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period, and will end on the last trading day on or before October 31, 2001.

     The purchase plan permits participants to purchase common stock through payroll deductions of up to 10.0% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85.0% of the lower of the fair market value of the common stock at the beginning or end of the offering period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will withdraw from the current offering period following the exercise and will automatically re-enroll in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

     The purchase plan provides that, if we merge with or into another corporation or conduct a sale of substantially all of our assets, a successor corporation may assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

     The purchase plan will terminate in 2009. However, the board of directors has the authority to amend or terminate the purchase plan, except that, subject to some exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

401(k) PLAN

     In July 1997, our board of directors adopted a Retirement Savings and Investment Plan covering our full-time employees located in the United States. This plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit ($10,500 in 2000) and to have the amount of such reduction contributed to this plan. We do not currently make additional matching contributions on behalf of plan participants.

CHANGE OF CONTROL AGREEMENTS

     We have entered into change of control agreements with Steven D. Goldby, Isy Goldwasser, W. Henry Weinberg and Jeryl L. Hilleman. In the event of a change of control of Symyx (as defined in the agreements) and the actual or constructive termination of employment, without cause, of the executive within 18 months following the change of control, all outstanding stock options issued to the executive will be accelerated and all of our rights to repurchase their restricted stock will lapse. Under these agreements, constructive termination of employment means the executive's resignation following a reduction in salary, a material reduction in employment-related responsibilities or a requirement to relocate outside the Silicon Valley area.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors, executive officers and controller, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

PREFERRED STOCK FINANCINGS

     In February 1996, Symyx issued to one investor a total of 1,000,000 shares of Series A preferred stock at a purchase price of $0.50 per share. In May 1996, we issued to various investors a total of 8,600,687 shares of Series B preferred stock at a purchase price of $1.50 per share. In July 1997, we issued to various investors a total of 6,750,284 shares of Series C preferred stock at a purchase price of $3.00 per share. In March, April, October and November 1998, we issued to various investors a total of 4,210,185 shares of Series D preferred stock at a purchase price of $4.50 per share.

     The table below sets forth the directors and holders of more than 5% of our outstanding stock who invested in, or are beneficial owners of our preferred stock. The numbers in the table below are on an as converted to common stock basis at a conversion ratio of 0.7778 shares of common stock for each share of preferred stock.

                                                      PREFERRED STOCK
                                       ---------------------------------------------
        PREFERRED STOCKHOLDER          SERIES A    SERIES B     SERIES C    SERIES D
        ---------------------          --------    ---------    --------    --------
Holders of More than 5%:
  Institutional Venture Partners
     Entities........................       --     1,555,555    842,591     207,406
  Venrock Associates Entities........       --     1,037,036    518,517     120,987
Directors:
  Thomas R. Baruch...................       --       272,222    136,111     172,839
  Samuel D. Colella..................       --     1,555,555    842,591     207,406
  Baron Gaulthaus Kraijenhoff........       --        50,555     25,277       9,202
  Peter G. Schultz, Ph.D.............  194,444            --     77,777          --
  Isaac Stein........................  116,665        38,888     19,444          --

     Holders of our preferred stock are entitled to registration rights with respect to the shares of common stock that they will hold following this offering. See "Description of Capital Stock -- Registration Rights."

LOANS TO OFFICERS

     We have implemented a program under which our directors, executive officers and a number of other key employees are permitted to purchase restricted stock or to exercise their outstanding options as to both vested and unvested shares, with unvested shares being subject to a right of repurchase at cost in favor of Symyx in the event of termination of employment prior to vesting of all shares. Under this program, the participants paid the exercise price for their outstanding options pursuant to full recourse promissory notes. The notes bear interest at rates between 4.6% and 6.0% per annum and are due and payable on the earlier of 120 days after termination of the participant's employment with us, or on various dates beginning in February 2003. The principal amounts of each note payable by a director or executive officer are set forth below:

          DIRECTOR OR EXECUTIVE OFFICER             NOTE AMOUNT
          -----------------------------             -----------
Steven D. Goldby..................................   $303,750
Isy Goldwasser....................................     50,000
W. Henry Weinberg, Ph.D...........................     80,000
Jeryl L. Hilleman.................................     13,500

     In addition, in January 1998, we lent $300,000 to W. Henry Weinberg, Ph.D. in connection with his employment with us to assist him with relocation expenses. This loan did not bear interest. Dr. Weinberg repaid this loan in full in July 1998.

PAYMENTS TO OFFICERS

     Since 1997, we have made the following housing allowance and relocation payments to W. Henry Weinberg, Ph.D. in connection with his employment with us:

     - in 1997, $70,752;

     - in 1998, $211,120; and

     - in 1999, $60,000.

OTHER TRANSACTIONS

     Mario M. Rosati, one of our directors, is also a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which has served as our outside corporate counsel since our formation.

POLICY REGARDING TRANSACTIONS WITH AFFILIATES

     It is our policy that future transactions with affiliates, including any loans we make to our officers, directors, principal stockholders or other affiliates will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. These transactions will be approved by a majority of our board of directors, including a majority of the independent and disinterested members or, if required by law, a majority of our disinterested stockholders.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock, as of March 3, 2000, and as adjusted to reflect the sale of the shares offered by this prospectus, by the following individuals or groups:

     - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

     - each of our executive officers;

     - each of our directors;

     - all of our directors and executive officers as a group; and

     - the selling stockholders

     Unless otherwise indicated, the address for each stockholder on this table is c/o Symyx Technologies, Inc., 3100 Central Expressway, Santa Clara, California 95051. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power for all of the shares of common stock held by them.

     This table lists applicable percentage ownership based on 29,701,014 shares of common stock outstanding as of March 3, 2000, and also lists applicable percentage ownership based on 30,951,014 shares of common stock outstanding after completion of this offering. Options to purchase shares of our common stock that are exercisable within 60 days of March 3, 2000 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. All of these options are immediately exercisable for common stock that would be subject to repurchase by us. Shares underlying options that are deemed beneficially owned are listed in this table separately in the column labeled "Shares Subject to Options." These shares are included in the number of shares listed in the column labeled "Total Number."

                                                                                          SHARES BENEFICIALLY
                                         SHARES BENEFICIALLY OWNED                               OWNED
                                             PRIOR TO OFFERING                               AFTER OFFERING
                                    ------------------------------------                  --------------------
                                      TOTAL     SHARES SUBJECT             SHARES TO BE     TOTAL
         BENEFICIAL OWNER            NUMBER       TO OPTIONS     PERCENT       SOLD        NUMBER     PERCENT
         ----------------           ---------   --------------   -------   ------------   ---------   --------
5% STOCKHOLDERS:
Institutional Venture Partners
  Entities(1).....................  2,897,216            --         9.8%                                    %
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Venrock Associates Entities(2)....  1,695,983            --         5.7
  30 Rockefeller Plaza,
  Room 5508
  New York, NY 10122
EXECUTIVE OFFICERS AND DIRECTORS:
Steven D. Goldby(3)...............    760,612       305,612         2.6
Isy Goldwasser....................    593,944       228,389         2.0
W. Henry Weinberg, Ph.D...........  1,040,333       359,778         3.5
Jeryl L. Hilleman(4)..............    477,582       263,945         1.6
Peter L. Brooks...................    175,000       175,000           *                                    *
Thomas R. Baruch(5)...............    604,505        23,333         2.0
Samuel D. Colella(6)..............  2,897,216            --         9.8
Martin Gerstel(7).................    174,999            --           *                                    *
Baron Gaulthaus Kraijenhoff.......    123,922            --           *                                    *
Francois A. L'Eplattenier.........     38,888            --           *                                    *
Kenneth J. Nussbacher.............    154,000            --           *                                    *
Mario M. Rosati(8)................     77,777            --           *                                    *
Peter G. Schultz, Ph.D.(9)........  1,211,953            --         4.1
Isaac Stein(10)...................    353,888        23,333         1.2
All directors and executive
  officers as a group (14
  persons)........................  8,684,619     1,379,390        29.3
OTHER SELLING STOCKHOLDERS:

-------------------------
  * Less than 1% of the outstanding shares of common stock.

 (1) Includes 2,723,387 shares held by Institutional Venture Partners VI, L.P., 57,942 shares held by Institutional Venture Management VI, L.P. and 115,887 shares held by IVP Founders Fund I, L.P.

 (2) Includes 1,030,942 shares held by Venrock Associates and 665,041 shares held by Venrock Associates II, L.P. The general partners of Venrock Associates and Venrock Associates II, L.P. are Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberly A. Rummelsburg and Anthony Sun.

 (3) Includes 455,000 shares held by the Steven Goldby and Florence Goldby Trust, of which Mr. Goldby is trustee.

 (4) Includes 198,334 shares held by Jeryl L. Hilleman and William A. Albright, Jr. as trustees of the Hilleman/Albright Family Trust. Also includes 3,888 shares held by Craig Albright as trustee of the Colin M. Albright 1991 Trust Agreement dated October 3, 1991, 7,777 shares held by Craig Albright as trustee of the Caroline V. Albright 1995 Trust Agreement dated April 24, 1995, and 3,888 shares held by Craig Albright as trustee of the Evan M. Albright 1991 Trust Agreement dated

     October 3, 1991. Ms. Hilleman disclaims beneficial ownership of an aggregate of 15,553 shares held in trust for the benefit of her children.

 (5) Includes 408,333 shares held by Chemicals and Materials Enterprise Associates Limited Partnership and 172,839 shares held by CMEA Life Sciences Fund, L.P. Mr. Baruch is a general partner of each of these entities and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein.

 (6) Includes 2,723,387 shares held by Institutional Venture Partners VI, L.P., 57,942 shares held by Institutional Venture Management VI, L.P. and 115,887 shares held by IVP Founders Fund I, L.P. Mr. Colella is a general partner of each of these entities and disclaims beneficial ownership of these shares except to the extent of his individual partnership interests therein.

 (7) Includes 174,999 shares held by Shomar Corporation. Mr. Gerstel and his wife are the sole owners of this entity.

 (8) Includes 70,000 shares held by WS Investment Company 95A. Mr. Rosati is a general partner of this entity and disclaims beneficial ownership of the shares held by it, except to the extent of his proportionate partnership interest therein.

 (9) Includes 388,888 shares held by George E. Schultz as trustee of the Schultz Children's Trust. Dr. Schultz disclaims beneficial ownership of these shares. Dr. Schultz has expressed an interest in acquiring shares in the offering.

(10) Includes 311,111 shares held by the Isaac Stein and Madeline Johnson Stein Revocable Trust, of which Mr. Stein is a trustee, and 19,444 shares held by Stein Partners, of which Mr. Stein is a general partner.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our amended and restated certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value, and authorizes the issuance of 10,000,000 shares of undesignated preferred stock, no par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of March 3, 2000, 29,701,014 shares of common stock were issued and outstanding and held by approximately 510 stockholders of record, and options to purchase 4,025,772 shares of common stock were issued and outstanding and held by approximately 195 optionholders.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Symyx, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of Symyx without further action by the stockholders.

     At March 3, 2000, no shares of preferred stock were outstanding, and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     Pursuant to a registration and information rights agreement entered into between us and holders of 15,991,849 shares of common stock issued upon conversion of our Series A,

Series B, Series C and Series D preferred stock, we are obligated, under limited circumstances and subject to specified conditions and limitations, to use our best efforts to register the registrable shares.

     We must use our best efforts to register shares of the registrable shares:

     - if we receive written notice from holders of 40% or more of the registrable shares requesting that we effect a registration with respect to not less than 80% of the registrable shares then held by the holders requesting registration (or a lesser percentage where the reasonably anticipated price to the public of the sale of the registrable shares will exceed $10,000,000);

     - if we decide to register our own securities (except in connection with this offering); or

     - if (1) we receive written notice from any holder or holders of the registrable shares requesting that we effect a registration on Form S-3 (a shortened form of registration statement) with respect to shares of the registrable shares, the reasonably anticipated price to the public of which exceeds $500,000 and (2) we are then eligible to use Form S-3 (which at the earliest will occur twelve calendar months after the closing of this offering).

     However, in addition to certain other conditions and limitations, if requested to register shares of registrable shares, we can delay registration not more than once in any 12-month period and for not more than 90 days.

     These registration rights terminate with respect to each registrable share upon the first to occur of when the holder can transfer his or her registrable shares pursuant to Rule 144 or five years after the closing of this offering. In addition, the holders of these registration rights have entered into lockup agreements and waived their registration rights until May 16, 2000.

ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS

     Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of Symyx by means of a tender offer;

     - the acquisition of Symyx by means of a proxy contest or otherwise; or

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Symyx to negotiate first with our board. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Symyx outweigh the disadvantages of discouraging these proposals because negotiation of any proposals of this type could result in an improvement of their terms.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. See "Management -- Board of Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Symyx because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board or the president may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     Delaware Antitakeover Law. Symyx is subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner specified in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect by discouraging takeover attempts not approved in advance by the board of directors, that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Symyx. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Symyx.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Norwest Bank Minnesota, N.A. The telephone number for our transfer agent and registrar is
(800) 468-9716.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities.

     Upon completion of this offering, we will have outstanding 30,951,014 shares of common stock, assuming the issuance of 1,250,000 shares of common stock offered hereby, no exercise of the underwriters' over-allotment option and no exercise of outstanding options after March 3, 2000. Of these shares, the following shares are freely tradeable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act:

     - The 2,750,000 shares sold in this offering; and

     - The 6,368,700 shares sold in our initial public offering in November
       1999.

     Of the remaining 21,832,314 shares of common stock,                are held
by the selling stockholders and by our executive officers, directors and entities affiliated with them. These shares are subject to lockup agreements with the underwriters providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights to, any shares of common stock owned as of the date of this prospectus for a period of 90 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston. All of these shares will be eligible for sale in the public market upon expiration of the 90-day lockup agreement, except
that                of such shares will be subject to volume limitations under
Rule 144. All of the remaining                shares not held by selling
stockholders or by our executive officers, directors and affiliated entities are subject to a lockup agreement entered into in connection with our initial public offering. These agreements expire on May 16, 2000. Upon expiration of these
lockup agreements, an additional                shares will become eligible for
sale in the public market, with                of such shares subject to volume
limitations under Rule 144. In some cases, these shares are subject to repurchase rights of Symyx. Credit Suisse First Boston may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the 180 day lock-up agreements entered into in connection with our initial public offering or the 90 day lockup agreements entered into in connection with this offering.

     In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner and except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 309,510 shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Symyx. Under Rule 144(k), a person who is not deemed to have been an affiliate of Symyx at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     In March 2000 we filed a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our employee benefit plans. As of December 31, 1999, options to purchase a total of 2,838,498 shares were outstanding and 872,855 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates, will be available for immediate resale in the open market beginning May 17, 2000, following expiration of the 180-day lock-up agreements.

     Also beginning May 17, 2000, holders of              restricted shares will
be entitled to registration rights on these shares for sale in the public market. See "Description of Capital Stock -- Registration Rights." Registration of these shares under the Securities Act would result in their becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated March   , 2000 we and the selling shareholders have agreed to
sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc., ING Barings LLC and Invemed Associates LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                     NUMBER OF
                    UNDERWRITER                        SHARES
                    -----------                      ----------
Credit Suisse First Boston Corporation.............
Chase Securities Inc. .............................
ING Barings LLC....................................
Invemed Associates LLC.............................
                                                     ----------
          Total....................................   2,750,000
                                                     ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 412,500 additional shares of common stock at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $          per share. The
underwriters and selling group members may allow a discount of $          per
share on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation we and the selling stockholders will pay:

                                        PER SHARE                           TOTAL
                             -------------------------------   -------------------------------
                                WITHOUT            WITH           WITHOUT            WITH
                             OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                             --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us...     $                $                $                $
Underwriting Discounts and
  Commissions paid by
  selling stockholders.....     $                $                $                $

     We estimate that the out-of-pocket expenses for us and the selling stockholders for this offering will be approximately $500,000. We have agreed with the selling stockholders to pay all such out-of-pocket expenses.

     We, our executive officers, directors, the selling stockholders and certain
other stockholders with respect to an aggregate of           shares, have agreed
that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the

Securities Act relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, or enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus. In addition, certain of our stockholders remain subject to 180 day lockup agreements entered into in connection with our initial public offering. These lockup agreements expire on May 16, 2000. These lockup restrictions do not apply to securities issued by us pursuant to our employee benefit plans or securities issued by us in connection with acquisition transactions, provided that the recipients of such securities agree not to dispose of or hedge any of such securities for the same 90 day period. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

     We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

     Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "SMMX."

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934:

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

     These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distribution will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

     Other than the prospectus in electronic format, the information contained on any underwriter's web site and any information contained on any other web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

     Entities and individuals associated with Invemed Associates LLC are record holders of 1,015,210 shares of our stock.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling stockholders and the dealer from whom the purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under the securities laws,
(ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Symyx by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Pillsbury Madison & Sutro LLP, Palo Alto, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus. As of December 31, 1999, an investment partnership and a member of Wilson Sonsini Goodrich & Rosati beneficially owned an aggregate of 77,777 shares of common stock of Symyx. Mario
M. Rosati, one of our directors and our secretary, and Christopher D. Mitchell, one of our assistant secretaries, are members of Wilson Sonsini Goodrich & Rosati.

                                    EXPERTS

     Ernst & Young, LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Symyx, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public References Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Symyx, that file electronically with the Securities and Exchange Commission.

                            SYMYX TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statement of Stockholders' Equity...........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Symyx Technologies, Inc.

     We have audited the accompanying balance sheets of Symyx Technologies, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Symyx Technologies, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

Palo Alto, California
January 28, 2000.

                            SYMYX TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                               DECEMBER 31,
                                                           --------------------
                                                             1998        1999
                                                           --------    --------
ASSETS

Current assets:
  Cash and cash equivalents..............................  $ 14,043    $ 28,943
  Short-term investments.................................     9,339      21,533
  Accounts receivable....................................       626         962
  Prepaid expenses.......................................       288       1,555
  Other current assets...................................       551       1,939
                                                           --------    --------
          Total current assets...........................    24,847      54,932
Property and equipment, net..............................    16,110      23,879
Long-term investments....................................    11,739      68,794
Other assets.............................................       207         700
                                                           --------    --------
                                                           $ 52,903    $148,305
                                                           ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and other accrued liabilities.........  $  1,676    $  4,951
  Accrued compensation and employee benefits.............       416         711
  Deferred rent..........................................       446         478
  Deferred revenue.......................................     4,172      12,189
  Current portion of equipment and facility loans........     2,436       3,304
                                                           --------    --------
          Total current liabilities......................     9,146      21,633
Equipment and facility loans.............................     7,591       6,729

Commitments

Stockholders' equity:
Preferred stock, $0.001 par value, 23,650,000 and
  10,000,000 shares authorized at December 31, 1998 and
  1999, respectively, issuable in series; 20,561,156
  shares and no shares issued and outstanding at December
  31, 1998 and 1999, respectively........................        21          --
Common stock, $0.001 par value, 50,000,000 and
  100,000,000 shares authorized at December 31, 1998 and
  1999, respectively; 6,225,475 and 29,638,562 shares
  issued and outstanding at December 31, 1998 and 1999,
  respectively...........................................         6          30
Additional paid-in capital...............................    54,093     142,048
Stockholder notes receivable.............................      (398)       (731)
Deferred stock compensation..............................      (572)     (2,128)
Unrealized gain (loss) on investments....................       (44)       (189)
Accumulated deficit......................................   (16,940)    (19,087)
                                                           --------    --------
          Total stockholders' equity.....................    36,166     119,943
                                                           --------    --------
          Total liabilities and stockholders' equity.....  $ 52,903    $148,305
                                                           ========    ========

                            See accompanying notes.

                            SYMYX TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEARS ENDED DECEMBER 31,
                                                   -----------------------------
                                                    1997       1998       1999
                                                   -------    -------    -------
Revenue from collaborations and grants...........  $ 4,806    $13,787    $30,497
Operating costs and expenses:
Research and development.........................    8,764     17,640     23,964
General and administrative.......................    2,129      4,500      6,494
Amortization of deferred compensation............       --        188      3,794
                                                   -------    -------    -------
Total operating expenses.........................   10,893     22,328     34,252
                                                   -------    -------    -------
Income (loss) from operations....................   (6,087)    (8,541)    (3,755)
Interest income..................................      843      1,117      2,542
Interest and other expense.......................     (352)      (731)      (934)
                                                   -------    -------    -------
Net income (loss)................................  $(5,596)   $(8,155)   $(2,147)
                                                   =======    =======    =======
Basic and diluted net loss per share.............  $ (1.97)   $ (2.13)   $ (0.27)
                                                   =======    =======    =======
Shares used in computing basic and diluted net
  loss per share.................................    2,845      3,829      8,087
                                                   =======    =======    =======

                            See accompanying notes.

                            SYMYX TECHNOLOGIES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                                    UNREALIZED
                                     PREFERRED STOCK     COMMON STOCK     ADDITIONAL   STOCKHOLDER     DEFERRED        GAIN
                                     ----------------   ---------------    PAID-IN        NOTES         STOCK        (LOSS) ON
                                     SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL     RECEIVABLE    COMPENSATION   INVESTMENTS
                                     -------   ------   ------   ------   ----------   -----------   ------------   -----------
Balance at December 31, 1996.......    9,601    $ 10     3,425    $ 3      $ 13,459       $  --        $    --         $  --
Issuance of common stock...........       --      --       471      1           103          --             --            --
Issuance of Series C preferred
  stock for cash, net of issuance
  costs of $19.....................    6,750       7        --     --        20,225          --             --            --
Repurchase of common stock (19
  shares) and Class B Common stock
  (23 shares)......................       --      --       (43)    --            (1)         --             --            --
Comprehensive income (loss):
Net income (loss) for the year
  ended December 31, 1997..........       --      --        --     --            --          --             --            --
Unrealized gain (loss) on
  available-for-sale securities....       --      --        --     --            --          --             --             8
Comprehensive loss.................
                                     -------    ----    ------    ---      --------       -----        -------         -----
Balance at December 31, 1997.......   16,351      17     3,853      4        33,786          --             --             8
Issuance of Series D preferred
  stock for cash, net of issuance
  costs of $36.....................    4,143       4        --     --        18,606          --             --            --
Issuance of common stock...........       --      --     1,532      1           642        (398)            --            --
Conversion of Class B common stock
  to common stock on a 1:10
  basis............................       --      --       840      1            (1)         --             --            --
Issuance of Series D preferred
  stock as consideration for
  technology rights................       67      --        --     --           300          --             --            --
Deferred stock compensation........       --      --        --     --           760          --           (760)           --
Amortization of deferred stock
  compensation.....................       --      --        --     --            --          --            188            --
Comprehensive income (loss):
Net income (loss) for the year
  ended December 31, 1998..........       --      --        --     --            --          --             --            --
Unrealized gain (loss) on
  available-for-sale securities....       --      --        --     --            --          --             --           (52)
Comprehensive income (loss)........
                                     -------    ----    ------    ---      --------       -----        -------         -----
Balance at December 31, 1998.......   20,561      21     6,225      6        54,093        (398)          (572)          (44)
Issuance of common stock...........       --      --     7,440      8        82,413        (361)            --            --
Repurchase of common stock.........       --      --       (43)    --           (35)         28             --            --
Issuance of common stock in
  exchange for services............       --      --        25     --           222          --             --            --
Conversion of preferred stock to
  common stock on a 7 for 9
  basis............................  (20,561)    (21)   15,992     16             5          --             --            --
Deferred stock compensation........       --      --        --     --         5,350          --         (5,350)           --
Amortization of deferred stock
  compensation.....................       --      --        --     --            --          --          3,794            --
Comprehensive income (loss):
Net income (loss) for the year
  ended December 31, 1999..........       --      --        --     --            --          --             --            --
Unrealized gain (loss) on available
  for sale securities..............       --      --        --     --            --          --             --          (145)
Comprehensive income (loss)........
                                     -------    ----    ------    ---      --------       -----        -------         -----
Balance as of December 31, 1999....       --    $ --    29,639    $30      $142,048       $(731)       $(2,128)        $(189)
                                     =======    ====    ======    ===      ========       =====        =======         =====


                                                       TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                       DEFICIT        EQUITY
                                     -----------   -------------
Balance at December 31, 1996.......   $ (3,189)      $ 10,283
Issuance of common stock...........         --            104
Issuance of Series C preferred
  stock for cash, net of issuance
  costs of $19.....................         --         20,232
Repurchase of common stock (19
  shares) and Class B Common stock
  (23 shares)......................         --             (1)
Comprehensive income (loss):
Net income (loss) for the year
  ended December 31, 1997..........     (5,596)        (5,596)
Unrealized gain (loss) on
  available-for-sale securities....         --              8
                                                     --------
Comprehensive loss.................                    (5,588)
                                      --------       --------
Balance at December 31, 1997.......     (8,785)        25,030
Issuance of Series D preferred
  stock for cash, net of issuance
  costs of $36.....................         --         18,610
Issuance of common stock...........         --            245
Conversion of Class B common stock
  to common stock on a 1:10
  basis............................         --             --
Issuance of Series D preferred
  stock as consideration for
  technology rights................         --            300
Deferred stock compensation........         --             --
Amortization of deferred stock
  compensation.....................         --            188
Comprehensive income (loss):
Net income (loss) for the year
  ended December 31, 1998..........     (8,155)        (8,155)
Unrealized gain (loss) on
  available-for-sale securities....         --            (52)
                                                     --------
Comprehensive income (loss)........                    (8,207)
                                      --------       --------
Balance at December 31, 1998.......    (16,940)        36,166
Issuance of common stock...........         --         82,060
Repurchase of common stock.........         --             (7)
Issuance of common stock in
  exchange for services............         --            222
Conversion of preferred stock to
  common stock on a 7 for 9
  basis............................         --             --
Deferred stock compensation........         --             --
Amortization of deferred stock
  compensation.....................         --          3,794
Comprehensive income (loss):
Net income (loss) for the year
  ended December 31, 1999..........     (2,147)        (2,147)
Unrealized gain (loss) on available
  for sale securities..............         --           (145)
                                                     --------
Comprehensive income (loss)........                    (2,292)
                                      --------       --------
Balance as of December 31, 1999....   $(19,087)      $119,943
                                      ========       ========

                            See accompanying notes.

                            SYMYX TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1998        1999
                                                             --------    --------    --------
OPERATING ACTIVITIES
Net income (loss)..........................................  $ (5,596)   $ (8,155)   $ (2,147)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization............................     1,031       3,091       4,248
  Deferred compensation amortization.......................        --         188       3,794
  Issuance of preferred stock as consideration for
    technology rights......................................        --         300          --
  Changes in assets and liabilities:
    Accounts receivable....................................        --        (626)       (336)
    Prepaid expenses.......................................      (153)        (16)     (1,267)
    Other current assets...................................      (462)         42      (1,388)
    Accounts payable and other current liabilities.........     1,540        (212)      3,275
    Deferred revenue.......................................     1,884       2,288       8,017
    Accrued compensation and employee benefits.............       160         213         295
    Deferred rent..........................................       287         159          31
    Other long-term assets.................................        (7)       (146)       (492)
                                                             --------    --------    --------
Net cash provided by (used in) operating activities........    (1,316)     (2,874)     14,030
                                                             --------    --------    --------
INVESTING ACTIVITIES
Purchase of property and equipment, net....................   (13,218)     (5,809)    (11,535)
Purchase of investments....................................   (35,036)    (20,053)    (84,204)
Proceeds from sales of investments.........................    12,917       1,275          --
Proceeds from maturities of investments....................    11,333      14,350      14,550
                                                             --------    --------    --------
Net cash provided by (used in) investing activities........   (24,004)    (10,237)    (81,189)
                                                             --------    --------    --------
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock, net of issuance
  costs....................................................    20,231      18,610          --
Proceeds from issuance of common stock, net of
  repurchases..............................................       103         245      82,053
Principal payments on equipment and facility loans.........      (430)     (1,166)     (2,709)
Proceeds from equipment and facility loans.................     6,000       5,624       2,715
                                                             --------    --------    --------
Net cash provided by financing activities..................    25,904      23,313      82,059
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......       584      10,202      14,900
Cash and cash equivalents at beginning of period...........     3,257       3,841      14,043
                                                             --------    --------    --------
Cash and cash equivalents at end of period.................  $  3,841    $ 14,043    $ 28,943
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid..............................................  $    406    $    733    $  1,090
                                                             ========    ========    ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Exercise of stock options for notes receivable.............  $     --    $    398    $    333
                                                             ========    ========    ========
Common shares issued and contribution of capital in
  consideration of services rendered.......................  $     --    $     --    $    222
                                                             ========    ========    ========

                            See accompanying notes.

                            SYMYX TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Symyx Technologies, Inc. (the "Company"), was incorporated on September 20, 1994 in the state of California to research, develop, manufacture and market products through the application of combinatorial technologies in the area of materials science. In February 1999, the Company completed a reincorporation in the state of Delaware. As a result, the accompanying financial statements have been retroactively adjusted to reflect the issuance of $.001 par value preferred stock and common stock. To date, the Company's operations have involved research and development activities, a significant portion of which has been funded by collaborative partners. The Company has had no revenues from product sales through December 31, 1999.

     On November 18, 1999, the Company completed an initial public offering of its shares pursuant to which it issued 6,368,700 common shares for net proceeds of approximately $81,420,000. Immediately prior to the closing of the initial public offering, each outstanding share of preferred stock was converted to common stock on a seven-for-nine shares basis.

     On October 22, 1999, the stockholders approved a seven-for-nine reverse split of the Company's common stock. All share and per share amounts in the accompanying financial statements have been adjusted retroactively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS, SHORT-TERM AND LONG-TERM INVESTMENTS

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents; investments with maturities between three and twelve months from the date of purchase are considered to be short-term investments; investments with maturities greater than twelve months from the date of purchase are considered to be long-term investments. By policy, the Company restricts its investments to instruments with maturities of less than twenty-four months.

     The Company invests its excess cash primarily in deposits with banks and short-term and medium-term marketable securities. These investments primarily include corporate notes, money market funds and U.S. treasury notes. By policy, the Company restricts its investments to long-term bank obligations rated "A" or higher and short-term obligations rated "P1" or higher by Moody's or "A1" or higher by Standard & Poor's ("S&P"), and corporate obligations, including intermediate term notes rated "A" or higher and commercial paper rated "P1" or higher by Moody's, or "A1" or higher by S&P.

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such determination as of each balance sheet date. Through December 31, 1999, the Company has classified its entire investment portfolio as available-

                            SYMYX TECHNOLOGIES, INC.

for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. The estimated fair value amounts have been determined by the Company using available market information and commonly used valuation methodologies.

     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are also included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends are included in interest income.

     The following is a summary of the fair value of available-for-sale securities (in thousands):

                                                       DECEMBER 31,
                                                    -------------------
                                                     1998        1999
                                                    -------    --------
Money market funds................................  $11,242    $  9,994
U.S. Corporate securities.........................   21,268     107,745
                                                    -------    --------
          Total...................................  $32,510    $117,739
                                                    =======    ========

     Above amounts are included in the following:

                                                       DECEMBER 31,
                                                    -------------------
                                                     1998        1999
                                                    -------    --------
Cash and cash equivalents.........................  $11,432    $ 27,412
Short-term investments............................    9,339      21,533
Long-term investments.............................   11,739      68,794
                                                    -------    --------
          Total...................................  $32,510    $117,739
                                                    =======    ========

     Following is a reconciliation of cash and cash equivalents:

                                                        DECEMBER 31,
                                                     ------------------
                                                      1998       1999
                                                     -------    -------
Available-for-sale securities......................  $11,432    $27,412
Cash and bank accounts.............................    2,611      1,531
                                                     -------    -------
          Total cash and cash equivalents..........  $14,043    $28,943
                                                     =======    =======

     Unrealized gains and losses are not material, and have, therefore, not been shown separately; however, they have been included as a separate component in the statement of stockholders' equity. Gross realized gains and losses on sales of available-for-sale securities were immaterial.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed on the straight-line method using a life of three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the assets.

                            SYMYX TECHNOLOGIES, INC.

     Property and equipment consists of the following:

                                                        DECEMBER 31,
                                                     ------------------
                                                      1998       1999
                                                     -------    -------
Machinery and equipment............................  $ 7,128    $10,699
Computers and software.............................    1,469      2,736
Leasehold improvements.............................   10,413     11,030
Construction in progress...........................      347      5,981
Furniture and fixtures.............................      461        689
                                                     -------    -------
                                                      19,818     31,135
Less accumulated depreciation and amortization.....   (3,708)    (7,256)
                                                     -------    -------
Property and equipment, net........................  $16,110    $23,879
                                                     =======    =======

     At December 31, 1998 and 1999, property and equipment collateralized was $13,180,000 and $15,938,000 with accumulated depreciation of $3,060,000 and $6,102,000, respectively.

REVENUE RECOGNITION

     The Company recognizes revenues from research collaboration agreements and government grants as earned based upon the performance requirements of the agreements. Payments received prior to performance are deferred and recognized as revenue when earned over future performance periods. Collaboration agreements generally specify minimum levels of research effort required to be performed by the Company. Payments received under research collaboration agreements are not refundable if the research effort is not successful.

     Non-refundable up-front payments received in connection with research and development collaboration agreements, including technology access fees, are deferred and recognized on a straight-line basis over the relevant periods specified in the agreement, generally the research term.

RESEARCH AND DEVELOPMENT

     Research and development expenditures, including direct and allocated expenses, are charged to operations as incurred.

STOCK-BASED COMPENSATION

     The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. As allowed under the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for stock awards to employees. Accordingly, no compensation expense is recognized in the Company's financial statements in connection with stock options granted to employees with exercise prices not less than fair value. Deferred compensation for options granted to employees is determined as the

                            SYMYX TECHNOLOGIES, INC.

difference between the deemed fair market value of the Company's common stock on the date options were granted and the exercise price.

     Deferred compensation for options granted to non-employees has been determined in accordance with SFAS 123 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred compensation for options granted to non-employees is periodically re-measured as the underlying options vest.

NET LOSS PER SHARE

     Basic and diluted net loss per common share are presented in conformity with the Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS 128"), for all periods presented. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

     In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the following table, has been computed for the years ended December 31, 1998 and 1999 as described above, and also gives effect to the conversion of the convertible preferred stock, which converted to common stock immediately prior to the completion of the Company's initial public offering, (using the if-converted method) from the original date of issuance.

                            SYMYX TECHNOLOGIES, INC.

     The following table presents the calculation of basic, diluted, and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                              YEAR ENDED DECEMBER 31,
                                           -----------------------------
                                            1997       1998       1999
                                           -------    -------    -------
Net loss.................................  $(5,596)   $(8,155)   $(2,147)
                                           =======    =======    =======
Basic and diluted:
  Weighted-average shares of common stock
     outstanding.........................    3,474      4,659      9,599
  Less: weighted-average shares subject
     to repurchase.......................     (629)      (830)    (1,512)
                                           -------    -------    -------
  Weighted-average shares used in
     computing basic and diluted net loss
     per share...........................    2,845      3,829      8,087
                                           =======    =======    =======
Basic and diluted net loss per share.....  $ (1.97)   $ (2.13)   $ (0.27)
                                           =======    =======    =======
Pro forma:
  Net loss...............................             $(8,155)   $(2,147)
                                                      =======    =======
  Shares used above......................               3,829      8,087
  Pro forma adjustment to reflect
     weighted effect of assumed
     conversion of convertible preferred
     stock...............................              13,908     14,080
                                                      -------    -------
  Shares used in computing pro forma
     basic and diluted net loss per
     share...............................              17,737     22,167
                                                      =======    =======
  Pro forma basic and diluted net loss
     per share...........................             $ (0.46)   $ (0.10)
                                                      =======    =======

     The Company has excluded all convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are anti-dilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options, was 15,558,813, 18,862,072 and 4,218,304 for the years ended December 31, 1997, 1998 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share. See Note 4 for further information on these securities.

COMPREHENSIVE INCOME (LOSS)

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". The only component of other comprehensive income (loss) is unrealized gains and losses on available-for-sale securities. Comprehensive loss has been disclosed in the statement of stockholders' equity for all periods presented.

SEGMENT REPORTING

     Effective January 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related

                            SYMYX TECHNOLOGIES, INC.

Information" ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in only one segment. Accordingly, the adoption of this Statement had no impact on the Company's financial statements.

EFFECT OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which will be effective for the year ending 2001. This Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. In July 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." ("SFAS 137"). SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We will adopt SFAS No. 133 during our year ending December 31, 2001. To date, we have not engaged in derivative or hedging activities. We are unable to predict the impact of adopting SFAS No. 133 if we were to engage in derivative and hedging activity in the future.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The adoption of SOP 98-1, as required in 1999, resulted in the Company capitalizing $595,000 of software development costs during the year ended December 31, 1999. The Company expenses as incurred the costs associated with developing software for use in research and development activities in accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs" and related interpretations.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the Company's revenue recognition policy is in compliance with the provisions of SAB 101 and that the adoption of SAB 101 will have no material effect on the financial position or results of operations of the Company.

2. RESEARCH AND DEVELOPMENT ARRANGEMENTS

     In March 1998, the Company entered into a collaboration agreement with Bayer AG that was subsequently expanded in May 1998, January 1999 and September 1999. The January 1999 portion of the expanded collaboration is a new three year agreement. The September 1999 amendment expands the term of the March 1998 agreement through

                            SYMYX TECHNOLOGIES, INC.

December 2000. The agreements are noncancellable other than for material breach or certain other conditions. The collaboration is focused on the discovery of catalysts, polymers, and electronic materials, including x-ray phosphors. The Company is responsible for performing research at levels defined in the agreement, including synthesis, screening and informatics. Bayer is entitled to develop and commercialize materials discovered in or under the collaboration within the defined field. Under the terms of the expanded agreement, the Company will receive $36,000,000 in guaranteed research funding and up to $60,000,000 if extended through mutual agreement. Bayer makes quarterly research payments to the Company in accordance with the collaboration agreement. In addition, in 1998 Bayer Innovation, a corporate venture fund of Bayer AG, made an investment of $5,000,000 in the Company's Series D convertible preferred stock on the same terms as other financial investors. The Company will also receive royalties or milestone payments on the sale of any products developed out of the collaboration. The agreement contains procedures by which the Company and Bayer will determine royalty rates for the sale or license of products produced under the agreement. During the years ending December 31, 1998 and 1999, the Company recognized net revenue of $5,242,000 and $9,650,000, respectively, in connection with this collaboration. Revenue in 1997 included $1,042,000 earned under a related interim agreement with Bayer.

     In September 1998, the Company entered into a three-year collaborative research agreement with Celanese Ltd. ("Celanese"). The agreement is noncancellable other than for material breach or in certain other conditions. With sufficient notice, Celanese has the right to extend its period of exclusivity with respect to the field of research covered by the agreement. Symyx may receive up to $20,000,000 of research funding under the terms of this agreement. The collaboration is focused on heterogeneous catalysis for commodity chemical applications, a program that began as part of a February 1997 broad research collaboration with Hoechst AG. The program was transferred from Hoechst to its chemical and acetate products subsidiary, Celanese, in keeping with Hoechst's decision to focus exclusively on life sciences. The Company is responsible for performing research at levels defined in the agreement, including synthesis, screening and informatics. Celanese is entitled to develop and commercialize materials discovered in or under collaboration within the defined field. The Company will receive royalties on the sale of any products commercialized under this agreement. The agreement contains procedures by which the Company and Celanese will determine royalty rates for the sale or license or products under the agreement. During the year ended December 31, 1998 and 1999, the Company recognized net revenue of $4,783,000 and $3,688,000, respectively, in connection with the Celanese/Hoechst collaboration. The Company previously had a collaboration with Hoechst pursuant to which approximately $3,667,000 of research revenue was earned in 1997. Separately, in 1998 Hoechst's subsidiary, Aventis Research and Technologies, made an equity investment of $1,800,000 in the Company's Series D convertible preferred stock on the same terms as other financial investors. Included in this amount was 51,993 shares of Series D convertible preferred stock valued at $300,000 that was granted in consideration for the transfer of certain rights to technology, the value of which was included in research and development expense.

     During 1998, the Company was awarded grants from the U.S. Office of Naval Research Defense Advanced Research Projects Agency (DARPA) and the U.S. Department of Energy. During the year ended December 31, 1999, the Company was

                            SYMYX TECHNOLOGIES, INC.

awarded one additional grant from both the U.S. Office of Naval Research Defense Advanced Research Projects Agency (DARPA) and the U.S. Department of Energy. Under these collaboration arrangements, the Company will be reimbursed for research costs over various periods as specified in the agreements. During the years ended December 31, 1997, 1998 and 1999, revenue recognized in the aggregate under these grants was approximately $60,000, $1,011,000 and, $2,811,000, respectively.

     In January 1999, the Company entered into a three-year collaboration agreement with the Dow Chemical Company to develop polyolefin catalysts primarily directed toward the identification of new catalyst systems for the production of a wide range of plastic products. The agreement is noncancellable other than for material breach or in certain other conditions. The Company is responsible for performing research at levels defined in the agreement, including synthesis screening and information. Dow is entitled to develop and commercialize materials discovered in or under the collaboration within the defined field. Under the terms of the agreement, the Company will receive $18,000,000 in guaranteed research payments and fees, as well as royalties from polyolefin products sales resulting from the collaboration. During the year ended December 31, 1999, the Company has recognized $5,500,000 in connection with this collaboration.

     In December 1997, the Company entered into a six-month interim research funding agreement with The B.F. Goodrich Company to research polymers. The Company received $1,005,000 of research funding under the terms of this agreement. In August 1998, the interim agreement was expanded to a two-year collaborative research agreement. Under the terms of the expanded agreement, the Company would receive $3,810,000 of research funding of which $1,417,000 was received. The collaboration agreement was terminated by mutual agreement in April 1999. In consideration of the early termination of the agreement, the Company received $1,273,000 in three payments through December 1999, which were recognized as revenue during the year ended December 31, 1999. During the years ended December 31, 1998 and December 31, 1999 the Company recognized $1,722,000 and $1,935,000 respectively, in connection with the interim, collaboration and termination agreements.

     During 1998 and 1999, the Company entered into multiyear research agreements with several additional corporations. Under these collaboration agreements, the Company will receive research funding over various periods and would be entitled to milestone payments or royalties for any products developed out of the collaboration. Revenue recognized in aggregate under these collaborations was approximately $1,029,000 and $6,913,000 during the years ended December 31, 1998 and 1999, respectively.

3. FACILITY LEASE AND OTHER COMMITMENTS

     The Company entered into an 11 year operating lease agreement for its facility commencing February 1, 1997, with rent payments commencing July 1, 1998. In May 1999, the Company entered into an eight-and-a-half-year operating lease agreement for an additional facility commencing October 1999.

                            SYMYX TECHNOLOGIES, INC.

     Rent expense, which is being recognized on a straight-line basis over the lease terms, was approximately $348,000, $308,000, and $426,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Future commitments under the operating leases for the facilities are as follows (in thousands):

2000..............................................     $  684
2001..............................................        718
2002..............................................        752
2003..............................................        786
2004..............................................        820
Thereafter........................................      2,873
                                                       ------
                                                       $6,633
                                                       ======

     In connection with the build out of the Company's facility, the Company entered into a loan and security agreement in January 1997 for up to $6,000,000 (of which $5,000,000 may be used for leasehold improvements). Amounts drawn under the loan bear a weighted-average interest rate of 13.9%, have a term of 48 months and are secured by the building improvements financed. The Company issued 155,555 shares of common stock to the lender at $0.19 per share in January 1997 in connection with this arrangement. As of December 31, 1999, the Company has drawn the full amount available under the arrangement.

     In December 1998, the Company entered into loan and security arrangements for up to $10,000,000 with Transamerica Business Credit and LMSI Venture Finance. Amounts drawn under the loans will bear interest rates of approximately 8.5% to 10.0%, have a term of 48 months, and are secured by equipment financed by proceeds under the agreements. Under these agreements, $5,624,000 was drawn in 1998 and an additional $2,715,000 was drawn in 1999. Due to a partial repayment of these loans during 1998 and 1999, the Company had available an additional $3,740,000 at December 31, 1999.

     Future principal payments under the loan agreements are as follows as of December 31, 1999 (in thousands):

2000..................................................  $ 3,305
2001..................................................    3,720
2002..................................................    2,468
2003..................................................      534
                                                        -------
Total principal payments..............................  $10,027
                                                        =======

     The carrying value of these loans approximates their fair value based on a comparison to debt arrangements with similar terms and conditions.

4. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     In September 1999, the board of directors approved an amendment to the Company's articles of incorporation to authorize 10,000,000 shares of undesignated preferred stock, for which the board of directors is authorized to fix the designation, powers, preferences and

                            SYMYX TECHNOLOGIES, INC.

rights and an increase in the authorized number of shares of common stock to 100,000,000 shares.

     Immediately prior to closing of the initial public offering in November 1999, all 20,561,156 outstanding shares of Series A, B, C and D Convertible preferred stock of the Company were converted into 15,991,849 shares of common stock.

COMMON STOCK

     Included in the common shares outstanding at December 31, 1998 and 1999 are 1,141,539 and 1,379,806 shares of common stock subject to repurchase rights, which generally expire ratably over four or five years from date of issuance. Certain of these shares were issued pursuant to full-recourse notes receivable, which bear interest at rates between 4.6% and 6.0% per annum and are due and payable on the earlier of 120 days after termination of the participant's employment with the Company, or on various dates beginning in February 2003. In 1998, the Company sold 525,000 shares of common stock to its Chief Executive Officer concurrent with the commencement of his employment. The shares are subject to the Company's right of repurchase, in the event of termination, which lapses over a four year period.

     As of December 31, 1999, the Company has reserved 3,711,353 shares of common stock for future issuance in relation to the Company's Stock option plans.

STOCK OPTION PLANS

     The Company's 1996 Stock Option Plan was adopted in March 1996 and provided for the issuance of options for up to 1,153,444 shares of common stock to employees and consultants.

     During 1997, the Company's board of directors approved the adoption of the 1997 Stock Option Plan with terms and conditions the same as those of the 1996 Stock Option Plan (collectively, the "Plans"). The 1997 Stock Option Plan provides for the issuance of options for up to 5,346,556 shares of common stock to employee and consultants. In October 1999, the Company's stockholders approved an annual increase, beginning in fiscal year 2000, in the number of shares of common stock reserved for issuance under the 1997 Stock Plan equal to the lesser of 1,500,000 shares, 4% of the outstanding shares on the date of the annual increase, or a lesser amount as determined by the board of directors.

     Stock options granted under the Plans may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to employees or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. The options expire no more than 10 years after the date of grant or earlier if employment or relationship as a director or consultant is terminated. If, at the time the Company grants an option, the optionee owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value on the date of grant and shall not be exercisable more than five years after the date of grant. The board of directors shall determine the times during the term when the options may be exercised and the number of shares for which an option may be

                            SYMYX TECHNOLOGIES, INC.

granted. Options may be granted with different vesting terms from time to time but will provide for annual vesting of at least 20% of the total number of shares subject to the option. The Company allows early exercise of options, subject to repurchase rights until such options are fully vested.

     A summary of activity under the Stock Option Plans is as follows:

                                          OUTSTANDING STOCK OPTIONS
                                  -----------------------------------------
                                                                  WEIGHTED-
                                                                   AVERAGE
                                  NUMBER OF        EXERCISE       EXERCISE
                                    SHARES          PRICE           PRICE
                                  ----------    --------------    ---------
Balance at December 31, 1996....     892,218    $0.01 - $ 0.19      $0.19
Options granted.................   1,611,997    $0.19 - $ 0.39      $0.32
Options exercised...............    (315,643)   $0.01 - $ 0.39      $0.23
Options canceled................     (46,988)           $ 0.19      $0.19
                                  ----------
Balance at December 31, 1997....   2,141,584    $0.01 - $ 0.39      $0.28
Options granted.................   1,205,430    $0.39 - $ 0.96      $0.71
Options exercised...............  (1,162,909)   $0.19 - $ 0.96      $0.28
Options canceled................    (229,885)   $0.19 - $ 0.58      $0.26
                                  ----------
Balance at December 31, 1998....   1,954,220    $0.19 - $ 0.96      $0.54
Options granted.................   2,209,817    $0.96 - $33.00      $7.50
Options exercised...............  (1,071,580)   $0.19 - $12.00      $0.93
Options canceled................    (253,959)   $0.19 - $ 1.93      $0.64
                                  ----------
Balance at December 31, 1999....   2,838,498    $0.19 - $33.00      $5.80
                                  ==========

     At December 31, 1998 and 1999, vested and outstanding options for 282,412, and 580,476 shares were exercisable at weighted-average exercise prices of $0.35, and $1.84, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was $0.16, $0.35, and $4.01, respectively. At December 31, 1999, options for shares of common stock available for future grants under the 1997 Stock Option Plan are 872,855.

     An analysis of options outstanding at December 31, 1999 is as follows:

                                                                       OPTIONS VESTED
                                  WEIGHTED-                     -----------------------------
                   OPTIONS         AVERAGE       WEIGHTED-        OPTIONS
                OUTSTANDING AT    REMAINING       AVERAGE        VESTED AT       WEIGHTED-
   EXERCISE      DECEMBER 31,    CONTRACTUAL   EXERCISE PRICE   DECEMBER 31,      AVERAGE
    PRICE            1999           LIFE         (IN YEARS)         1999       EXERCISE PRICE
--------------  --------------   -----------   --------------   ------------   --------------
$ 0.19 - $ 0.39     556,900         7.40           $ 0.32         175,223          $ 0.19
$ 0.58 - $ 0.96     542,286         8.66           $ 0.96         296,484          $ 0.38
$ 1.93 - $ 6.43     695,268         9.24           $ 3.73          67,051          $ 0.58
$11.57 - $12.00   1,003,156         9.66           $11.97          41,718          $ 0.96
$23.50 - $33.00      40,888         9.78           $28.59              --          $28.59
                  ---------                                       -------
                  2,838,498         8.92           $ 5.80         580,476          $ 1.84
                  =========                                       =======

                            SYMYX TECHNOLOGIES, INC.

     Pro forma net loss information is required by SFAS 123, computed as if the Company had accounted for its employee stock options granted under the fair value method of that Statement. The fair value for options granted prior to the Company's initial public offering in November 1999 were estimated at the date of grant using the minimum value method with the following weighted-average assumptions listed below. Options granted following the Company's November 1999 initial public offering have been valued using the Black-Scholes method with an expected stock volatility of 0.7 and the weighted-average assumptions:

                                            1997       1998        1999
                                           -------    -------    ---------
Expected dividend yield..................        0%         0%           0%
Risk-free interest rate..................     6.11%      5.25%         5.5%
Expected life............................  5 years    5 years    3.5 years

     Had the Company valued its stock options according to the fair value provisions of SFAS 123, pro forma net income (loss) and pro forma net income
(loss) per share would have been as follows (in thousands):

                                                     YEARS ENDED DECEMBER 31,
                                                   -----------------------------
                                                    1997       1998       1999
                                                   -------    -------    -------
Net income (loss):
  As reported....................................  $(5,596)   $(8,155)   $(2,147)
                                                   =======    =======    =======
  Pro forma for SFAS 123.........................  $(5,640)   $(8,226)   $(3,031)
                                                   =======    =======    =======
Basic and diluted net income (loss) per share:
  As reported....................................  $ (1.97)   $ (2.13)   $ (0.27)
                                                   =======    =======    =======
  Pro forma for SFAS 123.........................  $ (1.98)   $ (2.15)   $ (0.37)
                                                   =======    =======    =======

     During the years ended December 31, 1998 and 1999, in connection with the grant of certain share options to employees, the Company recorded deferred stock compensation of $605,000 and $4,070,000, respectively, representing the difference between the exercise price and the deemed fair value of the Company's common stock on the date such stock options were granted. During the years ended December 31, 1998 and 1999, the Company also recorded deferred compensation with respect to stock options granted to consultants totaling $155,000 and $1,502,000, respectively. Options granted to consultants are generally variable awards and are revalued at the end of each accounting period in accordance with SFAS 123 and EITF 96-18 using a Black-Scholes model and the following weighted-average assumptions for 1998 and 1999: estimated volatility between 0.5 and 0.7, risk-free interest rate of 5.0%, no dividend yield; and an expected life of the option equal to the full term, generally ten years from the date of grant. The resulting values are charged to expense as they are earned. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense on a graded vesting method. During the years ended December 31, 1998 and 1999, the Company recorded amortization of deferred stock compensation expense of approximately $188,000 and $3,794,000, respectively. At December 31, 1999, the Company had a total of approximately $2.1 million remaining to be amortized over the corresponding vesting period of each respective option, generally five years.

                            SYMYX TECHNOLOGIES, INC.

     The amortization of deferred stock compensation, combined with the expense associated with stock options granted to non-employees, relates to the following items in the accompanying statements of operations (in thousands):

                                                 YEARS ENDED DECEMBER 31,
                                                 -------------------------
                                                 1997     1998      1999
                                                 -----    -----    -------
Research and development.......................   $--     $173     $2,664
General and administrative.....................    --       15      1,130
                                                  ---     ----     ------
          Total................................   $--     $188     $3,794
                                                  ===     ====     ======

STOCK PURCHASE PLAN

     In October 1999, the Company's stockholders approved the adoption of the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 300,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during concurrent 24-month offering periods. Each offering period will be divided into four consecutive six-month purchase periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. The initial offering period commenced on November 18, 1999. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year, beginning with fiscal 2000, equal to the lessor of 1% of the outstanding shares of common stock on the first day of the fiscal year, 350,000 shares, or a lesser amount as determined by the board of directors.

5. INCOME TAXES

     Due to operating losses and the inability to recognize the benefits therefrom, there is no provision for income taxes for the years ended December 31, 1997, 1998 and 1999.

     As of December 31, 1999, the Company had a federal net operating loss carryforward of approximately $11.3 million. The Company also had federal research and development credit carryforwards of approximately $600,000 The net operating loss and credit carryforwards will expire at various dates beginning in 2010 through 2019, if not utilized.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                            SYMYX TECHNOLOGIES, INC.

     Deferred tax assets and liabilities reflect the net tax effects of net operating loss and credit carryforwards and of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                        DECEMBER 31,
                                                     ------------------
                                                      1998       1999
                                                     -------    -------
Deferred tax assets:
Net operating loss carryforwards...................  $ 5,800    $ 4,000
Tax credit carryforwards...........................      800      1,500
Deferred revenue...................................       --        600
Capitalized research and development...............      300        200
Other..............................................      500        700
                                                     -------    -------
Total deferred tax assets..........................    7,400      7,000
Valuation allowance for deferred tax assets........   (7,400)    (7,000)
                                                     -------    -------
Net deferred tax assets............................  $    --    $    --
                                                     =======    =======

     SFAS No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior year, the Company has provided a full valuation allowance against its net deferred tax assets.

     The net valuation allowance increased by $1,200,000 and $4,000,000 during the years ended December 31, 1997 and 1998, respectively.

6. RELATED PARTY TRANSACTIONS

     The Company has implemented a program under which directors, executive officers and certain other employees are permitted to purchase restricted stock or to exercise stock options pursuant to full recourse promissory notes. The notes bear interest between 4.6% and 6.0% per annum and are due and payable on the earlier of 120 days after termination of employment or on various dates beginning February 2003. In 1998 and 1999, loans were made in the amount of $397,750 and $333,600, respectively, pursuant to this program. In addition, in 1998, the Company loaned $300,000 to an officer in connection with certain relocation expenses. The loan was repaid in full in July 1999.

7. SUBSEQUENT EVENTS (UNAUDITED)

     In January 2000 the Company signed a strategic collaboration with PE Biosystems, a PE Corporation business, to develop the Company's proprietary polymer synthesis materials and methods for use in the analysis of DNA. This collaboration is the first to result from the Company's internal efforts to discover, develop and commercialize proprietary materials in the areas of specialty polymers, fine chemical catalysts and electronic materials. Under the collaboration agreement, the Company and PE Biosystems will jointly design polymers as well as the methods and instrumentation for screening those polymers. Also, under the terms of the two year agreement, the Company will receive

                            SYMYX TECHNOLOGIES, INC.

payments for development funding and late stage licensing royalties on any products commercialized as a result of this collaboration. In addition, the Company received a payment for the transfer of existing development compounds.

     In February 2000, the Company exercised an option to license certain patent rights and know-how relating to synthesis and screening of diverse materials in connection with combinatorial materials science research. Symyx paid an amount of $750,000 and issued 16,262 shares of common stock to acquire these rights. The License Agreement also provides for Symyx to pay up to an additional $1,500,000 subject to the achievement of certain milestones. The exercise of this option will be accounted for as an acquisition of technology and the associated costs will be amortized over the expected useful life of the technology.

     In February 2000, the Company entered into an agreement to lease an additional approximately 36,500 square feet of office space in Sunnyvale, California. The lease will commence on October 1, 2000 and has an initial term of ten years with an option to extend the initial term for an additional five years. The base rent will commence at approximately $91,000 per month and escalate to approximately $130,000 per month over the initial term of the lease.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by Symyx in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC Registration Fee........................................  $ 47,490
NASD Filing Fee.............................................    18,489
Nasdaq National Market Filing Fee...........................    17,500
Printing and Engraving Expenses.............................   150,000
Legal Fees and Expenses.....................................   150,000
Accounting Fees and Expenses................................    75,000
Transfer Agent and Registrar Fees and Expenses..............    25,000
Miscellaneous Expenses......................................    16,521
                                                              --------
          Total.............................................  $500,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Symyx, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Within the last three years, and through March 3, 2000, we have issued and sold the following unregistered securities:

          (1) Since our inception, we have issued and sold an aggregate of 4,694,330 shares of common stock to the founding officers and directors of Symyx and to certain other individuals at purchase prices ranging from $0.001 to $14.00 per share.

          (2) Since our inception, we have granted options to purchase 7,441,898 shares of common stock to employees, directors and consultants under our 1996 and 1997 stock plans at exercise prices ranging from $0.01 to $62.63 per share. Of the 7,441,898 shares granted, 4,025,772 remain outstanding, 2,821,912 shares of common stock have been purchased pursuant to exercises of stock options and 594,214 shares have been canceled and returned to the 1996 and 1997 stock plans.

          (3) In February 1996, we sold 1,000,000 shares of Series A preferred stock at a price of $0.50 per share to one investor.

          (4) In May 1996, we sold an aggregate of 8,600,687 shares of Series B preferred stock at a price of $1.50 per share to approximately 101 investors.

          (5) In July 1997, we sold an aggregate of 6,750,284 shares of Series C preferred stock at a price of $3.00 per share to approximately 108 investors.

          (6) In March, April, October and November 1998, we sold an aggregate of 4,210,185 shares of Series D preferred stock at a price of $4.50 per share to approximately 74 investors.

     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with Symyx, to information about us.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  O1.1     Form of Underwriting Agreement
  #3.1     Amended and Restated Certificate of Incorporation
  +3.2     Amended and Restated Bylaws of Symyx
  *4.1     Specimen Common Stock Certificate
  O5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
 *10.1     Restated Investors Rights Agreement dated March 27, 1998
 *10.2     1996 Stock Plan and forms of agreements thereunder
 *10.3     1997 Stock Plan and forms of agreements thereunder
 *10.4     1999 Employee Stock Purchase Plan
 *10.5     Form of Director and Executive Officer Indemnification
           Agreement
 *10.6     Form of Change of Control Agreement between Symyx and the
           following individuals: Steven D. Goldby, Isy Goldwasser,
           Jeryl L. Hilleman, and W. Henry Weinberg
 *10.7     Standard Industrial/Commercial Single-Tenant Lease dated
           November 15, 1996 between Symyx and Patrick and Bette Ng,
           Co-Trustees for The Ng Living Trust, for office space
           located at 3100 Central Expressway, Santa Clara, California, and addenda and inserts thereto
*10.7(a)   First Amendment to Lease between Symyx and Patrick and Bette
           Ng, Co-Trustees for The Ng Living Trust

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 *10.8     Collaboration Agreement dated March 1, 1998 between Symyx
           and Bayer AG
*10.8(a)   Amendment No. 1 dated May 1, 1998 to Collaboration Agreement between Symyx and Bayer AG
*10.8(b)   Amendment No. 2 dated November 1, 1998 to Collaboration
           Agreement between Symyx and Bayer AG
*10.8(c)   Amendment No. 3 dated January 1, 1999 to Collaboration
           Agreement between Symyx and Bayer AG
*10.8(d)   Amendment No. 4 dated September 15, 1999 to Collaboration
           Agreement between Symyx and Bayer AG
 *10.9     Celanese-Symyx Collaboration Agreement dated August 1, 1998 between Symyx and Celanese Ltd.
 *10.10    Collaborative Research and License Agreement dated January
           1, 1999 between Symyx and The Dow Chemical Company
 *10.11    License Agreement dated June 22, 1995 between Symyx and
           Lawrence Berkeley Laboratory, on behalf of The Regents of
           the University of California
 *10.12    License and Supply Agreement effective August 6, 1999
           between Symyx and Argonaut Technologies, Inc.
  23.1     Consent of Ernst & Young LLP, Independent Auditors
 O23.2     Consent of Counsel (included in exhibit 5.1)
  24.1     Power of Attorney (see page II-5)

-------------------------

O To be filed by amendment.

# Incorporated by reference to exhibit 3.1(b) filed with Registrant's
  Registration Statement on Form S-1 (File No. 333-87453), as amended.

+ Incorporated by reference exhibit 3.2(b) filed with Registrant's Registration Statement on Form S-1 (File No. 333-87453), as amended.

* Incorporated by reference to the same number exhibit filed with Registrant's Registration Statement on Form S-1 (File No. 333-87453), as amended.

(b) FINANCIAL STATEMENT SCHEDULES

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by Symyx for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Symyx, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Symyx of expenses incurred or paid by a director, officer or controlling person of Symyx in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Symyx is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Symyx pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Symyx Technologies, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 14th day of March, 2000.

                                          SYMYX TECHNOLOGIES, INC.

                                          By:      /s/ STEVEN D. GOLDBY
                                             -----------------------------------
                                                      Steven D. Goldby
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE POWER OF ATTORNEY PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven D. Goldby and Jeryl L. Hilleman, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                   DATE
                  ---------                                -----                   ----
            /s/ STEVEN D. GOLDBY                Chief Executive Officer and   March 14, 2000
---------------------------------------------      Chairman of the Board
              Steven D. Goldby                 (Principal Executive Officer)

            /s/ JERYL L. HILLEMAN                Senior Vice President and    March 14, 2000
---------------------------------------------     Chief Financial Officer
              Jeryl L. Hilleman                  (Principal Financial and
                                                    Accounting Officer)

            /s/ THOMAS R. BARUCH                         Director             March 14, 2000
---------------------------------------------
              Thomas R. Baruch

                                                         Director
---------------------------------------------
              Samuel D. Colella

                  SIGNATURE                                TITLE                   DATE
                  ---------                                -----                   ----
             /s/ MARTIN GERSTEL                          Director             March 14, 2000
---------------------------------------------
               Martin Gerstel

       /s/ BARON GAULTHAUS KRAIJENHOFF                   Director             March 14, 2000
---------------------------------------------
         Baron Gaulthaus Kraijenhoff

        /s/ FRANCOIS A. L'EPLATTENIER                    Director             March 14, 2000
---------------------------------------------
          Francois A. L'Eplattenier

          /s/ KENNETH J. NUSSBACHER                      Director             March 14, 2000
---------------------------------------------
            Kenneth J. Nussbacher

             /s/ MARIO M. ROSATI                         Director             March 14, 2000
---------------------------------------------
               Mario M. Rosati

            /s/ PETER G. SCHULTZ                         Director             March 14, 2000
---------------------------------------------
              Peter G. Schultz

               /s/ ISAAC STEIN                           Director             March 14, 2000
---------------------------------------------
                 Isaac Stein

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
-------                      -----------------------
 O1.1      Form of Underwriting Agreement
 #3.1      Amended and Restated Certificate of Incorporation
 +3.2      Amended and Restated Bylaws of Symyx
 *4.1      Specimen Common Stock Certificate
 O5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
*10.1      Restated Investors Rights Agreement dated March 27, 1998
*10.2      1996 Stock Plan and forms of agreements thereunder
*10.3      1997 Stock Plan and forms of agreements thereunder
*10.4      1999 Employee Stock Purchase Plan
*10.5      Form of Director and Executive Officer Indemnification
           Agreement
*10.6      Form of Change of Control Agreement between Symyx and the
           following individuals: Steven D. Goldby, Isy Goldwasser,
           Jeryl L. Hilleman, and W. Henry Weinberg
*10.7      Standard Industrial/Commercial Single-Tenant Lease dated
           November 15, 1996 between Symyx and Patrick and Bette Ng,
           Co-Trustees for The Ng Living Trust, for office space
           located at 3100 Central Expressway, Santa Clara, California, and addenda and inserts thereto
*10.7(a)   First Amendment to Lease between Symyx and Patrick and Bette
           Ng, Co-Trustees for The Ng Living Trust
*10.8      Collaboration Agreement dated March 1, 1998 between Symyx
           and Bayer AG
*10.8(a)   Amendment No. 1 dated May 1, 1998 to Collaboration Agreement between Symyx and Bayer AG
*10.8(b)   Amendment No. 2 dated November 1, 1998 to Collaboration
           Agreement between Symyx and Bayer AG
*10.8(c)   Amendment No. 3 dated January 1, 1999 to Collaboration
           Agreement between Symyx and Bayer AG
*10.8(d)   Amendment No. 4 dated September 15, 1999 to Collaboration
           Agreement between Symyx and Bayer AG
*10.9      Celanese-Symyx Collaboration Agreement dated August 1, 1998 between Symyx and Celanese Ltd.
*10.10     Collaborative Research and License Agreement dated January
           1, 1999 between Symyx and The Dow Chemical Company
*10.11     License Agreement dated June 22, 1995 between Symyx and
           Lawrence Berkeley Laboratory, on behalf of The Regents of
           the University of California
*10.12     License and Supply Agreement effective August 6, 1999
           between Symyx and Argonaut Technologies, Inc.
 23.1      Consent of Ernst & Young LLP, Independent Auditors
O23.2      Consent of Counsel (included in exhibit 5.1)
 24.1      Power of Attorney (see page II-5)

-------------------------
O  To be filed by amendment.

# Incorporated by reference to exhibit 3.1(b) filed with Registrant's Registration Statement on Form S-1 (File No. 333-87453), as amended.

+ Incorporated by reference exhibit 3.2(b) filed with Registrant's Registration Statement on Form S-1 (File No. 333-87453), as amended.

* Incorporated by reference to the same number exhibit filed with Registrant's Registration Statement on Form S-1 (File No. 333-87453), as amended.